UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
Asyst Technologies, Inc.
(Name of Registrant, as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ASYST TECHNOLOGIES, INC.
46897 Bayside Parkway
Fremont, CA 94538

ANNUAL MEETING OF SHAREHOLDERS
To Be Held on September 16, 2008

Dear Shareholder:

On behalf of the Board of Directors and the management of Asyst Technologies, Inc., I am pleased to invite you to attend the 2008 Annual Meeting of Shareholders to be held on September 16, 2008 at 10:00 a.m. local time at our offices at 46897 Bayside Parkway, Fremont, CA 94538. At the Annual Meeting, you will be asked to vote on the election of your Board of Directors and other matters set forth in the attached proxy materials.

YOUR VOTE IS IMPORTANT

Your vote is important, and all shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to complete, date, sign and return the enclosed WHITE Proxy Card as promptly as possible, or to vote by telephone or Internet, to ensure your representation at the meeting. Telephone and Internet voting is available by following the instructions provided on the WHITE proxy card.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO ELECT EACH OF
THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD

Riley Investment Partners Master Fund, L. P., an activist hedge fund and dissident shareholder of Asyst (“Riley”), has provided notice to us of its intention to nominate six (6) individuals for election to the Asyst Board of Directors at the Annual Meeting (the “Riley Nominees”), and to solicit proxies from our shareholders to vote in favor of its slate in opposition to the six nominees put forth by our Board. The Riley notice further stated that the goal of the Riley Nominees is to sell Asyst in an auction process. Our Board does not endorse any of the Riley Nominees. We urge our shareholders NOT to vote any proxy card that you may receive from Riley or anyone associated with Riley. Our Board of Directors urges you to vote FOR ALL six of our nominees for Director: Stephen S. Schwartz, Ph.D., Stanley Grubel, Robert A. McNamara, Anthony E. Santelli, William Simon and Walter W. Wilson.

As announced on July 16, 2008, our Board received an unsolicited expression of interest from Mihir Parikh and Aquest Systems Corp. to explore a potential acquisition of Asyst for $6.50 in cash per share. At the time of this mailing, our Board is reviewing the expression of interest in consultation with its financial and legal advisors. If, based on additional information that comes to light, we determine it would be in the best interest of our shareholders to move the date of the Annual Meeting as a result of this review process, we will of course promptly notify you.

In its public disclosures, Riley identified Parikh, Aquest’s founder and CEO — and former Chief Executive Officer and founder of Asyst — as a participant in its solicitation. While we have previously had discussions with Riley regarding the Riley Nominees, we do not believe it is appropriate to continue these discussions or to consider adding any Riley Nominees to the Board until we fully understand and evaluate their role and participation in the Aquest expression of interest.

WE URGE YOU TO DISREGARD ANY MATERIALS AND NOT SIGN OR RETURN ANY PROXY
CARD SENT TO YOU BY RILEY OR ANYONE OTHER THAN ASYST

We look forward to seeing you at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact:

MACKENZIE PARTNERS, INC.
SHAREHOLDERS CALL TOLL FREE: (800) 322-2885
BANKS AND BROKERS CALL COLLECT: (212) 929-5500

Sincerely,

Stephen S. Schwartz
Chair and CEO
Asyst Technologies, Inc.

ASYST TECHNOLOGIES, INC.
46897 Bayside Parkway
Fremont, CA 94538

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on September 16, 2008

To the Shareholders of Asyst Technologies, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Asyst Technologies, Inc., a California corporation, will be held on September 16, 2008, at 10:00 a.m., local time, at our offices at 46897 Bayside Parkway, Fremont, CA 94538, for the following purposes:

1. To elect six (6) directors to serve for the ensuing year, and until their successors are elected.

2. To approve amending our 2003 Equity Incentive Plan to increase from 5,900,000 to 6,800,000 the aggregate number of shares of our Common Stock authorized for issuance under this plan and available for grant as incentive stock options.

3. To approve amending our 1993 Employee Stock Purchase Plan to increase from 3,000,000 to 3,500,000 the aggregate number of shares of our Common Stock authorized for issuance under this plan.

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year.

5. To transact such other business as may properly come before the meeting, or at any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Our Board of Directors has fixed the close of business on July 18, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting of Shareholders, and at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on September 16, 2008. The Proxy Statement, form of proxy and Asyst’s Annual Report to Shareholders for our fiscal year ended March 31, 2008, are available electronically at http://voteasyst.com.

By Order of the Board of Directors

Steve Debenham
Secretary

Fremont, California
August 13, 2008

ASYST TECHNOLOGIES, INC.
46897 Bayside Parkway
Fremont, CA 94538

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held on September 16, 2008

General

The enclosed proxy is being solicited on behalf of the Board of Directors of Asyst Technologies, Inc., a California corporation, for use at the Annual Meeting of Shareholders to be held on September 16, 2008, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our offices at 46897 Bayside Parkway, Fremont, CA 94538. We intend to mail this Proxy Statement and the accompanying WHITE Proxy Card, Notice of Annual Meeting and Annual Report to Shareholders on or about August 13, 2008, to all shareholders who are entitled to vote at the Annual Meeting.

Asyst has received notice from a shareholder, Riley Investment Partners Master Fund, L. P., an affiliate of Bryant Riley, of its intention to nominate six (6) individuals for election to the Asyst Board of Directors at the Annual Meeting. We refer below to those six Riley nominees as the “Riley Nominees,” and to the Riley shareholder and associated entities or participants Riley may identify in connection with Riley’s solicitation as the “Riley Entities.”

Our Board of Directors does not endorse any of the Riley Nominees. We urge our shareholders NOT to vote any proxy card that you may receive from the Riley Entities. Our Board of Directors urges you to vote FOR ALL of our nominees for director: Stephen S. Schwartz, Ph.D., Stanley Grubel, Robert A. McNamara, Anthony E. Santelli, William Simon and Walter W. Wilson.

We are not responsible for the accuracy of any information provided by or relating to the Riley Entities contained in any proxy solicitation materials made available by or on behalf of the Riley Entities, or any other statements that the Riley Entities may otherwise make. The Riley Entities choose which shareholders receive their proxy solicitation materials and are responsible under applicable SEC rules for disclosing certain information about the Riley Nominees and their solicitation effort in their own proxy materials.

References in this Proxy Statement to “fiscal year 2008” mean our fiscal year ended March 31, 2008.

The Compensation Committee Report and the Audit Committee Report contained in this Proxy Statement are not deemed to be “soliciting materials” or “filed” with the Securities and Exchange Commission, are not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), and shall not be deemed incorporated by reference into any of the filings previously made or to be made in the future by Asyst under the Exchange Act or the Securities Act of 1933 (except to the extent Asyst specifically incorporates any such information into a document that is filed).

Questions and Answers about Voting, the Annual Meeting and the Proxy Materials

Q:	Why am I receiving this Proxy Statement and related proxy materials?

A:	The Board of Directors of Asyst is providing these proxy materials to you in connection with our Annual Meeting, which will take place on September 16, 2008. As a shareholder, you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement. Our Board of Directors recommends that you vote in favor of ALL of the six (6) director nominees and proposals 2, 3 and 4 set forth in this Proxy Statement. Our Board also urges you NOT to vote any proxy card that you may receive from the Riley Entities.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Shareholders will vote on four proposals at the Annual Meeting:

1. To elect six (6) directors to serve for the ensuing year, and until their successors are elected. Shareholders may vote for up to six (6) nominees.

2.  To approve amending our 2003 Equity Incentive Plan to increase from 5,900,000 to 6,800,000 the aggregate number of shares of our Common Stock authorized for issuance under this plan and available for grant as incentive stock options.

3. To approve amending our 1993 Employee Stock Purchase Plan to increase from 3,000,000 to 3,500,000 the aggregate number of shares of our Common Stock authorized for issuance under this plan.

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year.

We will also consider other business, if any, that properly comes before the Annual Meeting. Pursuant to our bylaws, the deadline for shareholders to submit proposals to be considered at the meeting was June 22, 2008. The only proposal submitted for this purpose by that date is the notice of nomination of the Riley Nominees, as to which the Riley Entities stated they intend to solicit proxies with their own solicitation materials. Asyst did not receive any proposal from a shareholder seeking to include a proposal in this Proxy Statement under applicable SEC rules. The chair of the Annual Meeting will, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and, if he should so determine, he will so declare at the meeting that any such business not properly brought before the meeting will not be transacted.

Q:	How does the Board of Directors recommend that Asyst shareholders vote on these proposals?

A:	Asyst’s Board of Directors recommends that you vote all of your shares:

• “FOR ALL” of the Board’s nominees for director described below under “Proposal 1 — Election of Directors”: Stephen S. Schwartz, Ph.D., Stanley Grubel, Robert A. McNamara, Anthony E. Santelli, William Simon, and Walter W. Wilson.

• “FOR” Proposal 2: To approve amending our 2003 Equity Incentive Plan to increase from 5,900,000 to 6,800,000 the aggregate number of shares of our Common Stock authorized for issuance under this plan and available for grant as incentive stock options.

• “FOR” Proposal 3: To approve amending our 1993 Employee Stock Purchase Plan to increase from 3,000,000 to 3,500,000 the aggregate number of shares of our Common Stock authorized for issuance under this plan.

• “FOR” Proposal 4: To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year.

Q:	What should I do if I receive a proxy card from the Riley Entities?

A:	The Riley Entities gave notice to Asyst that they intend to nominate their own slate of six (6) nominees for election as directors at the Annual Meeting and solicit proxies for use at the Annual Meeting to vote in favor of the Riley Nominees in opposition to our nominees named in Proposal No. 1. The Riley notice further stated that the purpose of the Riley nominees is to sell Asyst in an auction process. You may receive an opposing proxy statement and proxy card, and letters or other proxy solicitation materials, from the Riley Entities.

OUR BOARD OF DIRECTORS URGES YOU TO DISREGARD AND NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE RILEY ENTITIES OR ANY PERSON OTHER THAN ASYST.

Even if you have previously signed a proxy card sent by the Riley Entities, you have the right to change your vote by following the instructions on the WHITE proxy card to vote by telephone or by Internet or by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. A proxy executed and returned to Asyst may also be revoked by delivering a later-dated proxy to the Riley Entities. Only the latest-dated proxy you submit will be counted.

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on July 18, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting.

Q:	How many shares can vote at the Annual Meeting?

A:	At the close of business on the record date, 50,475,050 shares of Common Stock were outstanding and entitled to vote. Asyst does not have any other class of stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares of our Common Stock owned by you as of the close of business on the record date of July 18, 2008. You may cast one vote per share that you so held.

Q:	How can I vote my shares at the Annual Meeting if I am the registered or “record” share owner?

A:	If your shares were registered as of the record date directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “record owner” of those shares, and the proxy materials and WHITE proxy card are being sent directly to you by Asyst. As the record owner, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed WHITE proxy card or vote using the ballot provided at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, as described below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote shares I own through my account with a broker or other nominee?

A:	Most shareholders of Asyst hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their personal names registered with the transfer agent. If you held your shares in street name as of the record date, you are a “beneficial holder,” and the proxy materials are being forwarded to you by your broker, bank or other nominee together with a WHITE voting instruction card. Because a beneficial holder is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, as described below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What do I need for admission to the Annual Meeting?

A:	You are entitled to attend the Annual Meeting only if you are a shareholder of record or a beneficial owner as of the close of business on July 18, 2008, or you hold a valid proxy for the Annual Meeting. If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the Annual Meeting. You should be prepared to present photo identification at the Annual Meeting for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our Common Stock as of the record date, a copy of the WHITE voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you are the record owner or hold your shares in street name, you may direct your vote without attending the Annual Meeting by completing and mailing your WHITE proxy card or WHITE voting instruction card in the enclosed pre-paid envelope.

• In addition, if you are the registered shareholder of record, you may grant a proxy to vote your shares at the Annual Meeting by telephone by calling 1-888-693-8683 at any time — twenty-four hours a day, seven days a week — but prior to 11:59 p.m., Eastern Time, on the day prior to the Annual Meeting, and following the recorded instructions. Alternatively, as a registered shareholder of record, you may vote via the Internet at any time prior to 11:59 p.m., Eastern Time, on the day prior to the Annual Meeting by going to www.cesvote.com and following the instructions to submit an electronic proxy. If you vote by telephone or the Internet, you will be required to provide the control number contained on your WHITE proxy card.

• If your shares are held in street name, your WHITE voting instruction card may contain instructions from your broker, bank or nominee that allow you to vote your shares using the Internet or by telephone. Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive a WHITE proxy card or WHITE voting instruction card for each account or different manner in which your shares are registered. To ensure that all of your shares are voted, please use all the WHITE proxy cards and WHITE voting instruction cards you receive to vote your shares — whether by telephone or by Internet or by completing, signing, dating and returning in the postage-paid envelope provided a WHITE proxy card or WHITE voting instruction card for each account.

As previously noted, the Riley Entities have provided notice that they intend to nominate their own slate of six (6) nominees for election as directors at the Annual Meeting and solicit proxies for use at the Annual Meeting to vote in favor of their own slate in opposition to the nominees named in Proposal No. 1. As a result, you may receive proxy cards from both the Riley Entities and Asyst. To ensure shareholders have Asyst’s latest proxy information and materials to vote, our Board of Directors expects to conduct multiple mailings prior to the date of the Annual Meeting, each of which will include a WHITE proxy card regardless of whether you have previously voted. Only the latest-dated proxy you submit will be counted.

OUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE RILEY ENTITIES. Even if you have previously signed a proxy card sent by the Riley Entities, you have the right to change your vote by re-voting by telephone or by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest-dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Riley Entities.

Q:	How will my shares be voted if I return a blank WHITE proxy card?

A:	If you are a shareholder of record, and you sign and return a WHITE proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors on all matters listed in the notice for the Annual Meeting, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote before the meeting. If you hold your shares in street name and do not provide your broker with voting instructions (including by returning a blank WHITE voting instruction card), your shares may be treated as “broker non-votes” and will not be counted in connection with this contested election for directors or on Proposals 2 and 3 (as described below).

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to Asyst (Attention: Corporate Secretary) at the address on the first page of this Proxy Statement a written notice of revocation of your proxy; (2) delivering to Asyst an authorized proxy bearing a later date (including a proxy by telephone or over the Internet); or (3) attending the Annual Meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares of our Common Stock outstanding and entitled to vote as of the record date is represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative, negative and withheld votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy but does not vote on a particular matter because the nominee does not have discretionary authority on that matter and has not received voting instructions from the beneficial owner. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the shares of our Common Stock outstanding and entitled to vote as of the record date, the meeting may be held open and/or adjourned to a subsequent date management may determine for the purpose of obtaining a quorum.

Q:	What vote is required to approve each of the proposals?

A:	The applicable voting requirements to approve each proposal are as follows:

• Proposal 1: Directors are elected by a plurality of the votes present in person or represented by proxy and voting. Therefore, the six (6) nominees receiving the highest number of affirmative votes will be elected (regardless of the “withheld” votes cast or shares not voted). Only votes cast “FOR” a nominee will be counted. Unless indicated otherwise by your WHITE proxy card, your shares will be voted “FOR ALL” of the six (6) nominees named in Proposal No. 1 in this Proxy Statement. Instructions on the accompanying WHITE proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote “AGAINST” the nominees. Abstentions and broker non-votes will also result in those nominees receiving fewer votes but will not count as a vote “AGAINST” the nominees.

• Proposals 2, 3 & 4: To be approved, Proposal 2 (Approval of Amendment to 2003 Equity Incentive Plan), Proposal 3 (Approval of Amendment to 1993 Employee Stock Purchase Plan), and Proposal 4 (Ratification of Selection of Independent Registered Public Accounting Firm) each requires the affirmative “FOR” vote of a majority of those shares present (in person or represented by proxy) and voting. Under California law, to achieve approval for these three proposals, the affirmative votes must also constitute at least a majority of the minimum number of shares required to establish a quorum.

• Under California law, abstentions and broker non-votes are not counted as shares present and voting on a particular proposal, and thus will not directly affect the voting outcome on any proposal. However, abstentions and/or broker non-votes could have the indirect effect of defeating any of Proposals 2, 3 and 4 if the affirmative votes cast comprise a majority of the votes present and voting, but are less than a majority of the minimum number of shares required to establish a quorum.

• Also, under the current rules of the New York Stock Exchange, a broker or other nominee that is a member of the exchange is prohibited from voting on Proposal 1, Proposal 2 and Proposal 3 unless the nominee receives specific voting instructions from the beneficial holder of the shares. Brokers are permitted to vote on routine matters, such as ratification of auditors, without voting instructions from beneficial owners. However, the proxy contest with the Riley Entities for the election of directors renders Proposal 1 a non-routine matter, and the equity compensation plan proposals are considered non-routine. For brokerage accounts that are sent proxy materials by the Riley Entities, all items on the proxy card will be considered non-routine matters. We encourage all beneficial holders to vote only the WHITE voting instruction form by promptly returning to their brokers or other nominees the WHITE voting instruction form they receive from their nominees.

• Thus, if you do not give your broker specific instructions, your shares may be treated as “broker non-votes” and may not be voted on these matters and, in such event, your shares will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If you grant a proxy on the WHITE proxy card, the persons named as proxy holders, Stephen S. Schwartz, Ph.D., Steve Debenham and John Swenson and their nominees, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. Other than the notice concerning the Riley Nominees to be presented in proxy materials prepared and made available by the Riley Entities and proposals described in this Proxy Statement, we have not received notice of any other business to be acted upon at the Annual Meeting. If we propose to have the shareholders vote whether to adjourn the meeting, the proxy holders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.

Q:	Who will count the votes?

A:	A representative of IVS Associates, an independent voting services company, will tabulate the votes and act as Inspector of Elections.

Q:	Where can I find the voting results of the Annual Meeting?

A:	Asyst will announce preliminary voting results at or as soon as practicable after the Annual Meeting, and publish final results in Asyst’s quarterly report on Form 10-Q for the quarterly period in which the Annual Meeting occurs, if it has not published a report containing such information at an earlier date.

Q:	What is Asyst’s cost of soliciting proxies for the Annual Meeting? Who will bear the cost of soliciting proxies for the Annual Meeting?

A:	Asyst is making this solicitation of proxies and will bear all its related costs. Asyst estimates that the total expenditures relating to its proxy solicitation (other than salaries and wages of officers and employees) will be approximately $1,200,000 of which approximately $735,000 has been incurred as of the date of this Proxy Statement. Asyst will conduct the solicitation by mail, personally, telephonically, through the Internet or by facsimile through its officers, directors and employees identified on Appendix A, none of whom will receive additional compensation for assisting with the solicitation. Asyst may also solicit shareholders through press releases issued by Asyst, advertisements in periodicals and postings on Asyst’s website. Asyst has also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies, for a fee estimated to be approximately $200,000 plus out-of-pocket expenses. In addition, Asyst has agreed to indemnify MacKenzie against certain liabilities arising out of or in connection with the engagement. MacKenzie has advised Asyst that approximately 35 of its employees will be involved in the proxy solicitation on behalf of Asyst. Asyst has also retained The Proxy Advisory Group of Strategic Stock Surveillance LLC, which will be paid its customary fee (estimated to be $15,000, if it renders solicitation services). The Proxy Advisory Group has advised Asyst that approximately 20 of its employees would be involved in any such solicitation.

Q:	How do I obtain a separate set of proxy materials if I share an address with other shareholders?

A:	As permitted by applicable law, only one copy of the proxy materials, which include this Proxy Statement and the 2008 Annual Report, is being delivered to shareholders with the same last name residing at the same address, unless such shareholders have notified Asyst of their desire to receive multiple copies of the proxy materials. Asyst will promptly deliver within 30 days, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. If you are a shareholder at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of this Proxy Statement and/or the 2008 Annual Report, or if you desire to receive a separate proxy statement and/or annual report in the future, or if you are a shareholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive only one copy in the future, please submit your request by mail to Investor Relations, Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, CA 94538, or contact Investor Relations, Asyst Technologies, Inc., at (510) 661-5000.

If a broker, bank or other nominee holds your Asyst shares, please contact your broker, bank or other nominee directly if you have questions, require additional copies of this Proxy Statement and/or the 2008 Annual Report, or wish to receive multiple copies of proxy materials in the future if you reside at the same address as another shareholder and only one copy was delivered to you.

Q:	Are proxy materials for the 2008 Annual Meeting available electronically?

A:	Yes: Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 16, 2008 — This Proxy Statement and Asyst’s 2008 Annual Report are available electronically at http://voteasyst.com.

Q:	Whom can I contact if I have questions or need assistance in voting my shares?

A:	Please contact MacKenzie Partners, Inc., the firm assisting Asyst in the solicitation of proxies, at:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: asyst@mackenziepartners.com

We are not responsible for the accuracy of any information provided by or relating to Riley or the Riley Nominees contained in any proxy solicitation materials made available by or on behalf of the Riley Entities, or any other statements that the Riley Entities may otherwise make. The Riley Entities choose which shareholders receive their proxy solicitation materials and are responsible under applicable SEC rules for disclosing certain information about the Riley Nominees and their solicitation effort in their own proxy materials.

Shareholder Proposals for 2009 Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, the deadline is April 15, 2009, for our receipt of a shareholder proposal eligible to be considered for inclusion in our proxy statement and form of proxy for our Annual Meeting of Shareholders to be held in 2009.

Under our Bylaws, shareholders seeking to bring business at an annual meeting of shareholders, including any nomination of directors, must provide timely and sufficient notice in writing to Asyst. To be timely under our Bylaws with respect to the Annual Meeting of Shareholders to be held in 2009, a shareholder’s notice must be mailed or delivered to the attention of the Secretary at the principal executive offices of Asyst, and received no later than June 29, 2009. However, in the event that no annual meeting is held this year, or the annual meeting to be held in 2009 is called for a date that is not within 30 days before or after the anniversary date of the annual meeting held in 2008, then to be timely a shareholder’s notice for business to be properly brought before an annual meeting to be held in 2009 must be mailed or delivered to the attention of the Secretary at the principal executive offices of Asyst, and received a reasonable time before Asyst begins to print and mail its proxy statement for that meeting.

If Asyst does not receive timely and sufficient notice of a shareholder proposal, Asyst’s management will use its discretionary authority with respect to that proposal to vote the proxies received as our Board may recommend.

Article III, Section 8 of our Bylaws requires the notice from a shareholder seeking to bring business at an annual meeting, including any nomination of directors, to include: (a) a brief description of the proposal and reasons for bringing it before the meeting; (b) the name and address of the shareholder; (c) the class and number of shares of Asyst stock beneficially owned by the shareholder; (d) any material interest of the shareholder in the proposal; and (e) any other information that is required under SEC rules to be provided by a shareholder acting as a proponent of a shareholder proposal.

Shareholder proposals under the procedures described above must be in writing and mailed or delivered to the attention of the Secretary and received no later than the applicable deadline at the principal executive offices of Asyst: Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, California 94538, and Attention: Secretary.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors has put forth six (6) nominees for the six (6) Board positions authorized by our Board pursuant to our Bylaws as of the date of the Annual Meeting. Each director to be elected will hold office until the next annual meeting of shareholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently one of our directors and has been elected for the current term by our shareholders.

Shares represented by executed WHITE proxy cards will be voted, if authority to do so is not withheld, for the election of the six (6) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose. Each person nominated for election has consented to being named in this Proxy Statement and to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The vote required for approval of this proposal is described above under “Q: What vote is required to approve each of the proposals?”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
OF EACH NAMED NOMINEE.

Nominees

The names of the nominees and certain information about them are set forth below.

Name	Age	Principal Occupation

Stephen S. Schwartz, Ph.D.	48	Chair of our Board of Directors, President and Chief Executive Officer of Asyst
Stanley Grubel	66	Retired Vice President and General Manager, Philips Semiconductor Manufacturing, Inc., and retired Chief Executive Officer, MiCRUS
Robert A. McNamara	54	President and Chief Executive Officer, LVI Services, Inc.
Anthony E. Santelli	68	Retired Executive Vice Chairman, USA Global Link, and retired General Manager, IBM
William Simon	70	Retired Executive Vice President, BearingPoint, Inc., and retired National Managing Partner, KPMG LLP
Walter W. Wilson	64	Retired Senior Vice President, Solectron Corporation

Dr. Schwartz has served as Chair of our Board since January 2003. He has been a director of Asyst since August 2002, when he was elected to the Board in conjunction with his appointment as our President and Chief Executive Officer. He joined Asyst in January 2001 as Senior Vice President, Product Groups and Operations, and became Executive Vice President, Product Groups and Operations in October 2001. Prior to joining us, he served as President of Consilium, a software company and wholly owned subsidiary of Applied Materials, Inc., from May 1999 to January 2001. Between May 1997 and May 1999, Dr. Schwartz served as Vice President and General Manager of Applied Materials’ Global Service Business, a supplier of products and services to the global semiconductor industry. From September 1992 to May 1997, Dr. Schwartz also served as General Manager of Applied Materials’ High Temperature Films Division. From 1987 to 1992, Dr. Schwartz held various marketing, business development and engineering positions at Applied Materials. He has been a director of Semiconductor Equipment and Materials International, or SEMI, since July 2003.

Mr. Grubel has served as a director of Asyst since January 1997. He served as a Vice President and General Manager of Philips Semiconductor Manufacturing, Inc. from June 2000 until his retirement in 2001. Prior to such time, he served as Chief Executive Officer of MiCRUS, a semiconductor manufacturing company, from September 1994 through June 2000. Between January 1990 and September 1994, he served in various executive positions for IBM. Since May 1999, he has also served as a director of CH Energy Group, Inc.

Mr. McNamara has served as a director of Asyst since October 1999. He currently is President and Chief Executive Officer of LVI Services, Inc., an emergency response and environmental remediation company.

Mr. McNamara retired in 2007 as Senior Group Executive of Fluor Corporation, an engineering, procurement, construction and maintenance company, a position he held beginning in 2004. From 2001 to 2004, he served as Group Executive of Fluor. From June 1999 to 2001, he served as Group President of the Manufacturing and Life Sciences Strategic Business Unit of the Fluor Daniel division of Fluor. From October 1996 to June 1999, Mr. McNamara served as a Vice President of Fluor Daniel. Prior to such time, he served as President and Chief Operations Officer of Marshall Contractors from 1982 until Marshall was acquired by Fluor in October 1996.

Mr. Santelli has served as a director of Asyst since May 2001. He served as Executive Vice Chairman of USA Global Link, a telecommunications and information services company, from August 1999 until retiring in May 2001. From March 1997 until July 1999, Mr. Santelli served as a General Manager of IBM Printing Systems Company. From November 1995 to March 1997, Mr. Santelli was General Manager, Product and Brand Management, of IBM Personal Computer Company.

Mr. Simon has served as a director of Asyst since January 2005. From February 2001 to July 2004, Mr. Simon was a director of Duane Reade, Inc., serving as chair of its audit committee and as its audit committee financial expert. From July 1998 to 2002, Mr. Simon held various executive positions with BearingPoint, Inc., a business and systems integration consulting firm (which, prior to its public offering in 2001, was the consulting entity of KPMG LLP). From 2001 until his retirement from BearingPoint in 2002, Mr. Simon served as its Executive Vice President, International Consulting, and from July 1998 to 2001 as its CEO, Latin America Consulting. Mr. Simon held various positions with KPMG LLP over a 37-year period, including until his retirement in June 1998 as its National Managing Partner for the firm’s Manufacturing, Retailing and Distribution Practice (a vice chair position). Mr. Simon also served as Partner in Charge of KPMG’s Management Consulting and Audit Practices (vice chair positions), as well as serving as Chair of its Audit and Management Consulting Practice Committees.

Mr. Wilson has served as a director of Asyst since January 1995. Since October 2000, he has been a business consultant. From 1989 until he retired in October 2000, Mr. Wilson held numerous management positions at Solectron Corporation, a provider of electronics manufacturing and integrated supply chain services, most recently as its Senior Vice President, Business Integration.

There are no family relationships among any of our directors or executive officers.

Retiring Board Member

Tsuyoshi E. Kawanishi, who is a current member of the Asyst Board of Directors, has notified us that he will not be standing for re-election at the Annual Meeting but intends to serve out the remainder of his term.

Mr. Kawanishi, age 79, has served as a director of Asyst since June 2003 (and previously during the period 1996 — 2001). He currently also serves as a director of Semiconductor Manufacturing International Corporation, a semiconductor foundry in the People’s Republic of China, and TEK Consulting. Mr. Kawanishi previously served on the board of Applied Materials, Inc. from 1994 to 2001. He is a former Executive Senior Vice President and director of Toshiba Electronic Co., Ltd. He currently serves as chairman of The Society of Semiconductor Industry Seniors in Japan, and previously served on the International Advisory Panel for Singapore Technologies Pte Ltd.

The practical and logistical difficulties of participating in the increasing number of our board meetings over recent years due to scheduling and the time difference between Japan and California, has made it very difficult for Mr. Kawanishi to meet not only his expected level of participation but also the attendance standard for board meetings under evolving US governance principles. As a result, he and our Board reached the mutual decision that he would not stand for re-election. Asyst and our full Board of Directors express deep appreciation for his years of service and significant and unique contributions to our company, as both a member of our Board and senior adviser for our operations in Asia, and we expect that he will continue to provide advisory services relating to our operations in Asia going forward.

Board and Committee Meetings and Attendance

During the fiscal year ended March 31, 2008, by telephone or in person, our Board held 14 meetings, the Audit Committee held 11 meetings, the Governance and Nominating Committee held 1 meeting, and the Compensation Committee held 14 meetings. During the fiscal year ended March 31, 2008, each incumbent Board member (except

Mr. Kawanishi) attended at least 75 percent of the aggregate number of the meetings of the Board and of the standing committees on which he served, held during the period for which he was a director or committee member, respectively.

Committee Membership

There are three standing committees of our Board: Audit Committee, Governance and Nominating Committee, and Compensation Committee. The members of these committees currently are:

Governance and
	Audit	Nominating	Compensation
Director Name and Positions	Committee	Committee	Committee

Stephen S. Schwartz (Chair, Chief Executive Officer and President)	—	—	—
Stanley Grubel (Director)	X	Chair	X
Tsuyoshi E. Kawanishi (Director)	—	—	—
Robert A. McNamara (Director)	X	—	—
Anthony E. Santelli (Director)	X	—	Chair
William Simon (Director)	Chair	—	—
Walter W. Wilson (Lead Non-management Director)	X	X	X

Director Independence and Executive Sessions

Our Board determined in July 2008 that each of the incumbent directors and nominees, other than Dr. Schwartz, is an independent director as defined in Rule 4200 of the NASDAQ listing standards. The Board considered that Mr. Santelli’s son-in-law is employed by Asyst as one of its vice presidents managing post-installation product services and that he is not an executive officer of the company and does not act in that capacity, is not a member of the executive management team reporting to the CEO, does not have a key strategic role in the company, and is not in charge of any policy-making function. In addition, the Compensation Committee, on which Mr. Santelli serves as its Chair, has no role in the establishment of the son-in-law’s cash compensation, including setting or determination of his bonus, and Mr. Santelli is not involved in any Committee actions with direct or particular affect on his son-in-law. Accordingly, the Board determined that the son-in-law’s employment relationship and related compensation are not material and do not affect Mr. Santelli’s independence.

The Board also considered the continuing consulting services that Mr. Kawanishi (an incumbent director who is not standing for re-election) provides directly to Asyst Japan Holding Co., Inc., and the associated fees he receives (see Note 3 to “Non-Employee Director Compensation Table,” below). However, our Board determined that this consulting relationship and compensation are not material and do not affect Mr. Kawanishi’s independence.

The foregoing independence determination also included the conclusions of our Board that each of the members of its Audit Committee, Governance and Nominating Committee, and Compensation Committee listed above is independent, as defined under the NASDAQ listing standards, and, with respect to the Audit Committee, independent under additional SEC rules defining independence for members of an audit committee.

Our Board’s policy is to hold executive sessions at which only independent directors are present at least twice during the fiscal year ending March 31, 2009. These sessions may occur in conjunction with regularly scheduled meetings of our Board.

Audit Committee

Charter and Purposes.  The charter of the Audit Committee was amended and restated by our Board in May 2004 (and is available on our website, as described below under “Corporate Governance and Website Information”). The primary purposes of this committee are to oversee on behalf of our Board: (a) Asyst’s accounting and financial reporting processes and integrity of Asyst’s financial statements; (b) the audits of Asyst’s financial statements and appointment, compensation, qualifications, independence and performance of Asyst’s independent registered public accounting firm; (c) Asyst’s compliance with legal and regulatory requirements; and (d) Asyst’s internal control over financial reporting.

Members.  In addition to the determination by our Board of the independence of the members of this committee, described above under “Director Independence and Executive Sessions,” our Board has also determined that each of the members of the Audit Committee meets the requirement of the NASDAQ listing standards that the member be able to read and understand fundamental financial statements, including a company’s balance sheet, and income and cash flow statements. Additionally, our Board has determined that Mr. Grubel, Mr. McNamara, Mr. Santelli, Mr. Simon and Mr. Wilson each meets the requirement of the NASDAQ listing standards that at least one member of the Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication.

Audit Committee Financial Expert.  Our Board has determined that incumbent director Mr. Simon meets the definition of an “audit committee financial expert,” as defined in SEC rules.

Policies and Procedures with Respect to Related-Person Transactions.  The charter of the Audit Committee provides that it is our policy not to enter into related-party transactions (as defined by applicable SEC rules) unless the Committee or another independent body of our Board first reviews and approves the transaction. Current SEC rules define a related-party transaction generally to include any transaction, arrangement or relationship involving our company and in which any of the following had or will have a direct or indirect material interest and where the amount involved exceeds $120,000:

•	an executive officer, director or director nominee of our company;

•	any person who is known to be a beneficial owner of more than five percent of our Common Stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee of our company or a beneficial owner of more than five percent of our Common Stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner (or principal or similar position), or in which such person — together with any other of the foregoing persons — has a ten percent or greater beneficial ownership interest.

Our Audit Committee reviews transactions which potentially raise related-party issues, and the Committee periodically reviews with our management its knowledge or understanding regarding the existence of such transactions. In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of our management — including conflicts of interest and violations of our Code of Business Conduct. Under our Code, our directors, officers and all other employees are expected to avoid any relationships and/or report any transactions or activities that would cause or appear to cause a conflict of interest. In this regard, all our employees (and our Finance employees specifically) are directed to report any such transactions to their manager, our general counsel or directly to our Audit Committee (including through its Chair).

The company maintains a hotline that allows for confidential reporting of any such a transaction (or concerns regarding a potential transaction). A transaction raising such issues is initially assessed by our Chief Financial Officer and General Counsel, who then report their assessment of the transaction to the Audit Committee (including through its Chair). The Audit Committee may then independently assess the facts of the transaction to determine whether it raises any conflict of interest under our Code of Business Conduct or material issues affecting the independence of any of our non-employee directors.

Governance and Nominating Committee and Director Nomination Process

Charter and Purposes.  The Committee has a charter that is available on our website, as described below under “Corporate Governance and Website Information.” The primary purposes of the Committee are to: (a) recommend to our Board individuals who are qualified for election to serve on our Board by shareholders at each annual meeting of shareholders, and to fill vacancies on our Board; (b) implement our Board’s criteria for selecting new directors; and (c) develop, recommend to our Board, and assess corporate governance policies for the company.

Members.  Our Board has determined that the members of the Committee are independent, as described above under “Director Independence and Executive Sessions.”

Process for Identifying Director Candidates.  The Committee periodically evaluates the size and composition of our Board with a goal of maintaining continuity of knowledge of our company, industry knowledge, and operational and financial oversight experience. In the evaluation of director nominees, the Committee expects to consider the candidate’s independence under applicable standards, professional skills and experience that will enable him or her to contribute to the oversight function of our Board, time to devote to the functions of our Board, and other considerations particular to our company and the functions of our Board and its committees.

The Committee may identify and evaluate candidates for director by means of in-person interviews, retention of paid consultants, and recommendations from directors and management. The Committee will also consider nominations timely made by shareholders pursuant to the requirements of our Bylaws. Our Board has adopted the same criteria to evaluate nominees for director whether the nominee is recommended by a shareholder, or other source.

In June 2008, our Board received a notice from the Riley Entities stating their intent to nominate the Riley Nominees. In July 2008, our Board evaluated the candidates for director, including the Riley Nominees. Our Board believes that the slate of nominees proposed by our Board possesses the appropriate skill, experience and independence and constitutes the best slate of directors to represent all of our shareholders and their interests.

Source of Recommendation for Current Nominees.  The Governance and Nominating Committee formally recommended the six (6) nominees for director included in this Proxy Statement.

Past Nominations from More than 5 Percent Shareholders.  Under SEC rules (and assuming consent to disclosure is given by the proponent and nominee), Asyst must disclose any nominations for director made by any person or group beneficially owning more than five percent of our outstanding Common Stock by the date that is 120 calendar days before the anniversary of the date on which its proxy statement was sent to its shareholders in connection with the previous year’s annual meeting. We have not received any such nominations in conjunction with this year’s Annual Meeting of Shareholders prior to the mailing of this Proxy Statement.

Compensation Committee

Charter and Purposes.  The Committee has a charter that is available on our website, as described below under “Corporate Governance and Website Information.” The primary purposes of the Committee are to: (a) determine and otherwise discharge the responsibilities of our Board relating to the compensation of our executive officers; (b) evaluate the performance of our executive officers and assess management succession planning; (c) recommend to our Board the cash and non-cash compensation policies for the non-employee directors; and (d) exercise the authority of our Board with respect to the administration of our stock-based and other incentive compensation plans. The Committee’s charter allows, subject to certain terms and conditions, for delegation to one or more officers the Committee designates the authority to make grants of discretionary awards to eligible individuals (other than directors and executive officers). However, the Committee did not delegate such authority in fiscal year 2008 and does not currently anticipate delegating such authority in the future.

Members.  Our Board has determined that the members of the Committee are independent, as described above under “Director Independence and Executive Sessions.”

Role of Compensation Consultants & Our CEO.  In addition to other functions, the Committee approves performance goals and base and target incentive compensation and adjustments for each executive as of the beginning of each fiscal year. When approving such goals and compensation the Committee collects and analyzes comparative executive compensation information from relevant peer groups. For our fiscal year 2008, the Committee engaged Mercer (US), Inc. to provide independent evaluation and advisory services with respect to the company’s compensation practices and the Committee’s actions. For our fiscal year 2009, the Committee also continued to engage Mercer with respect to these ongoing services. The Committee, and not the company, has the authority to engage these consultants (who are independent of our management).

The Chief Executive Officer also approves the goals of the other executive officers and for each recommends the base and target incentive compensation and adjustments (both cash bonus and equity) for the Committee’s review and approval. The Chief Executive Officer also recommends to the Committee for approval specific performance goals for himself, which the Committee then independently assesses. Please refer to “Compensation Discussion and Analysis,” below, for additional details. As noted above, the Committee has the ability under its charter to delegate to one or more company officers the authority to make stock awards to eligible individuals (other than directors and executive officers). This would include the ability to delegate this authority to our Chief Executive Officer. However, the Committee did not delegate such authority in fiscal year 2008 and does not currently anticipate delegating such authority in the future.

Share Ownership Guidelines

Our Board has adopted specific share ownership guidelines that direct non-executive members of our Board to accumulate over a three-year period shares of our stock representing in value five times the annual cash retainer for service as a member of our Board. In addition, as noted below, stock awards to our Board are typically subject to mandatory deferral periods, which extend beyond vesting and are intended to promote long-term ownership of our stock.

Shareholder Communications to Our Board

Any record or beneficial owner of our stock, employee or other person who has concerns about accounting, internal accounting controls, or auditing matters relating to Asyst may contact our Board’s Audit Committee, care of the Audit Committee Chair:

•	via e-mail, at asyt@openboard.info;

•	via phone, by means of our “hotline” service provider, at (866) 254-2708 (toll-free, if made within the U.S.A.);

•	via Internet, by means of our “hotline” service provider, at https://www.openboard.info/asyt; or

•	via U.S. mail to the Audit Committee of the Board of Directors, in care of the following address:

Asyst Technologies, Inc.
Attn: Secretary
46897 Bayside Parkway
Fremont, California 94538.

Any shareholder may also communicate with members of our Board or its committees in writing addressed to the Board, a committee or an individual director, as the case may be, to the attention of our Secretary, mailed or delivered to Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, California 94538. Our Secretary will forward or otherwise deliver all such communications to the intended recipients designated in those communications.

Communications from an employee or agent of Asyst will not be treated as communications from a shareholder unless the employee or agent clearly indicates in the communication that it is made solely in the person’s capacity as a shareholder.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in our Proxy Statement under SEC Rule 14a-8, or in compliance with our Bylaws, are subject to specific notice and other requirements referred to above under “Shareholder Proposals for 2009 Annual Meeting.” The communications process for shareholders described above does not modify or relieve any requirements for shareholder proposals intended to be presented at a meeting of shareholders.

Asyst has not adopted a formal policy requiring director attendance at our annual meetings. Mr. Wilson attended our annual meeting held on September 18, 2007.

Corporate Governance and Website Information

Asyst believes that it is currently in compliance with the corporate governance requirements of the NASDAQ listing standards, and will be in compliance with these requirements as of the date of the Annual Meeting (assuming the nominees for director put forth by our Board are elected and the absence of circumstances beyond our control that would adversely affect such compliance). The principal elements of these governance requirements as implemented by Asyst are:

•	affirmative determination by our Board that a majority of our directors is independent;

•	regularly scheduled executive sessions of our independent directors;

•	a code of business conduct applicable to our directors, officers and employees that meets the definition of a code of ethics set forth in SEC rules. The code also includes a section entitled “Special Obligations of our CEO and CFO” applicable to our principal executive, principal financial and principal accounting officers that contains specific standards applicable to these senior officers with responsibilities for disclosure to investors and financial reporting;

•	Audit Committee, Governance and Nominating Committee, and Compensation Committee comprising independent directors, and having the purposes and charters described above under the separate committee headings; and

•	specific authority and procedures outlined in the charter of the Audit Committee.

The Corporate Governance Policies of our Board, the charters of the three committees described above, and the Code of Business Conduct are available without charge on the Asyst website at www.asyst.com by clicking on “Investor Relations,” then “Corporate Governance,” and then “Highlights.”

DIRECTOR COMPENSATION

The following summarizes our standard compensation arrangements for non-employee directors’ service on our Board and its committees. Dr. Schwartz, Chair, Chief Executive Officer and President, does not receive additional compensation for his service as a director. Non-employee directors also are reimbursed for their expenses incurred in connection with attendance at Board and committee meetings, in accordance with our reimbursement policy. In the past, non-employee directors have also been eligible to receive service awards as part of a company-wide recognition program.

Sign-on equity award.  Upon appointment to our Board, Asyst grants to each new non-employee director a sign-on equity award, on a deferred basis, of shares of our Common Stock with a value equal to $120,000 at the date of the award. The award vests over three years from the date of award, but the vested shares subject to the award cannot be issued or delivered to the director, or sold or transferred by the director, unless and until the director has ceased to be a member of our Board for any reason. Until such actual issuance and delivery of shares, the award constitutes an unfunded, unsecured promise by the company to deliver the shares as of such future date.

Annual equity award.  On April 2, 2007, each non-employee director received an annual restricted stock unit award for 15,000 shares of our Common Stock, vesting in equal monthly increments through March 31, 2008, assuming continuous Board service through that date, with a mandatory deferral of delivery of all vested shares and restriction on the sale of vested shares until March 31, 2010. On April 3, 2008, each non-employee director received an annual restricted stock unit award for 15,000 shares of our Common Stock, vesting in equal monthly increments through March 31, 2009, assuming continuous Board service through that date, with a mandatory deferral of delivery of all vested shares and restriction on the sale of vested shares until March 31, 2011. Delivery of shares vested under each such award will be accelerated as of the earlier date a director ceases to be a member of our Board for any reason. However, until such actual delivery of shares, each award constitutes an unfunded, unsecured promise by the company to deliver the shares as of such future date.

Director cash retainer and board meeting fees.  Each non-employee director receives:

•	a $35,000 annual cash retainer, or a pro-rata portion thereof, for service as a member of our Board, and

•	$2,000 for each Board meeting attended in person and $1,000 if attended telephonically.

Committee cash retainer and committee meeting fees.  Each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee receives:

•	a $5,000 annual cash retainer, or pro-rated portion thereof, and

•	$1,000 for each committee meeting attended in person and $500 if attended telephonically (including for service on Special Committees).

Committee chair cash fees.  The chair of the Audit Committee and, if the audit committee financial expert is not also serving as the chair of the Audit Committee, the audit committee financial expert each receives an additional annual cash retainer of $12,500, or pro-rated portion thereof. The chair of the Compensation Committee and Governance and Nominating Committee each receives an additional annual cash retainer of $7,500, or pro-rated portion thereof.

Other fees and reimbursements.  An annual cash retainer of $5,000, or pro-rated portion thereof, is paid to each non-employee director of our Board who also serves as a director of our majority-owned subsidiary, Asyst Japan Holdings Co., Inc. Directors are not paid by the hour for work performed on special projects. Instead, directors will receive $5,000 per assignment or $1,000 per day, as determined by the Board, for projects outside the United States. The non-employee director designated as “lead director” by our Board also receives an annual cash retainer of $7,500, or pro-rated portion thereof. The members of our Board also are reimbursed for their expenses incurred in connection with attendance at Board and committee meetings and special projects, in accordance with our reimbursement policy. For example, in May 2008 several members of our Board attended a director education and certification program in Los Angeles, California, sponsored by the UCLA Anderson School of Management. The attending directors were reimbursed their tuition and expenses incurred in connection with attendance at this program (in accordance with our reimbursement policy). The attending directors did not receive any additional fees or compensation in connection with attending this program.

Non-Employee Director Compensation in Fiscal Year 2008

The table below summarizes the compensation our company paid to non-employee directors for the fiscal year ended March 31, 2008. Dr. Schwartz is a director, but he is not included in the table below because he does not receive any additional compensation for services provided as a director.

	Fees Earned
	or Paid		Stock	All Other
	in Cash		Awards	Compensation		Total
Name	($)		($)(1)(2)	($)		($)

Stanley Grubel	97,500		163,885	—		261,385
Tsuyoshi E. Kawanishi	51,000	(3)	163,885	48,391	(3)	263,276
Robert A. McNamara	69,500		163,885	—		233,385
Anthony E. Santelli	80,000		163,885	—		243,885
William Simon	82,500		192,635	—		275,135
Walter W. Wilson	97,500		163,885	—		261,385

(1)	These dollar amounts reflect the compensation expenses (disregarding any estimate of forfeitures related to service-based vesting) recognized by our company in fiscal year 2008 for financial statement reporting purposes in accordance with FAS 123(R) for all equity awards made to the director in or before fiscal year 2008. Therefore, these amounts do not represent payments actually received by the director.

•	The assumptions used to calculate the value of these stock awards are set forth in Note 16 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended March 31, 2008, filed on June 12, 2008.

•	On April 2, 2007, Asyst granted each director a restricted stock unit award of 15,000 shares of our Common Stock. The full grant date fair value under FAS 123(R) of each of these stock awards was $104,250, based on a closing price for our Common Stock of $6.95 per share on the grant date (and disregarding any estimate of forfeitures related to service-based vesting).

(2)	As of March 31, 2008, each director had the following numbers of shares underlying unvested stock awards and unexercised stock options then-outstanding:

	Unvested	Unexercised
	Stock Awards	Stock Options
Name	# of Shares	# of Shares

Stanley Grubel	8,666	59,500
Tsuyoshi E. Kawanishi	8,666	28,508
Robert A. McNamara	8,666	47,500
Anthony E. Santelli	8,666	39,062
William Simon	8,666	0
Walter W. Wilson	8,666	59,500

(3)	Fees earned in cash include a $5,000 annual retainer for service as a director of our majority-owned subsidiary, Asyst Japan Holdings Co., Inc. The All Other Compensation figure includes consulting fees of JPY 400,000 paid monthly for services directly to Asyst Japan Holding Co., Inc. (such consulting fees totaled US $48,391 for fiscal year 2008, based on March 31, 2008, exchange rates).

Each director, except director Kawanishi, also received in fiscal year 2008 a $5,000 payment associated with Board and committee meetings held in Tokyo, Japan in May 2007 (which payments are reflected in the “Fees Earned or Paid in Cash” column in the table, above). This payment was in addition to fees referenced above for Board and committee meetings held during such travel. Director Kawanishi did not receive this payment, as the meetings did not require travel outside of his country of residence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our financial reporting process on behalf of our Board. Our Board has adopted a written Audit Committee Charter. Management has the primary responsibility for financial statements and reporting processes, including our systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, matters related to the conduct of the audit of our financial statements and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those described in Statements on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee also discussed and reviewed with the independent registered public accounting firm the results of its examination of the financial statements. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and our company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The committee also considered whether provision of non-audit services is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit, and regularly meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations and evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2008, for filing with the SEC.

In addition, the Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year 2009, and recommends to our shareholders that they ratify this selection.

Audit Committee

William Simon, Chair
Stanley Grubel
Robert A. McNamara
Anthony E. Santelli
Walter W. Wilson

PROPOSAL 2 — APPROVAL OF AMENDMENT TO 2003 EQUITY INCENTIVE PLAN

We are asking our shareholders in this Proposal 2 to approve an increase from 5,900,000 to 6,800,000 the aggregate number of shares of our Common Stock authorized for issuance and available for award as incentive stock options under the Asyst Technologies, Inc. 2003 Equity Incentive Plan.

References below to the “2003 Plan” mean the Asyst Technologies, Inc. 2003 Equity Incentive Plan, as proposed to be amended, unless the context otherwise indicates. A copy of the proposed amended 2003 Plan is attached as Appendix B. The description of the 2003 Plan and proposed amendment outlined above and below is qualified in its entirety by reference to the 2003 Plan. Since the only change proposed is the share reserve increase, Appendix B is not marked to show changes. References below to “stock awards” or “restricted stock” may include awards of shares of our Common Stock, including restricted stock or stock units.

If shareholders do not approve the amendment described above, the 2003 Plan will remain in effect without the amendment described above. This could result in our not having sufficient shares available under the 2003 Plan to grant as options or restricted stock awards to our key employees, directors, or consultants, which could impair our ability to attract and/or retain such personnel.

The 2003 Plan does not provide for an automatic share reserve increase provision, commonly known as an “evergreen” provision. In addition, the 2003 Plan prohibits Asyst from “repricing” options without shareholder approval (see “Administration,” below).

The vote required for approval of this proposal is described above under “Q: What vote is required to approve each of the proposals?”

Shareholder approval of the amendment constitutes approval of the 2003 Plan as so amended. We are seeking approval of the 2003 Plan as amended to comply with NASDAQ listing standards that require approval by shareholders when an equity compensation plan is to be materially amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

Background

In September 2003, our shareholders approved the 2003 Plan and reserved 1,000,000 shares of our Common Stock for issuance under the plan. In September 2004, our shareholders approved amendments to the 2003 Plan to increase to 1,900,000 the aggregate number of shares of our Common Stock authorized for issuance under the 2003 Plan and available for award as incentive stock options, and implement a number of other changes in the 2003 Plan set forth in our Proxy Statement for the annual meeting in 2004. In August 2005, our shareholders approved amendments to the 2003 Plan to increase from 1,900,000 to 3,900,000 the aggregate number of shares of our Common Stock authorized for issuance under the 2003 Plan and available for award as incentive stock options, and implement a number of other changes in the 2003 Plan set forth in our Proxy Statement for the annual meeting in 2005. In December 2006, our shareholders approved amendments to the 2003 Plan to increase from 3,900,000 to 4,900,000 the aggregate number of shares of our Common Stock authorized for issuance under the 2003 Plan and available for award as incentive stock options, and implement a number of other changes in the 2003 Plan set forth in our Proxy Statement for the annual meeting in 2006. In September 2007, our shareholders approved an amendment to the 2003 Plan to increase to 5,900,000 the aggregate number of shares of our Common Stock authorized for issuance under the 2003 Plan and available for award as incentive stock options.

In July 2008, our Board (following the review, approval and recommendation of the Compensation Committee) approved the amendment to the 2003 Plan described above, subject to approval by our shareholders at the Annual Meeting.

Except for the 2003 Plan and our 1993 Employee Stock Purchase Plan, all our shareholder-approved equity compensation plans have expired. As a consequence, the 2003 Plan is our primary means to make available equity-based incentive compensation to our key employees, executive officers and our Board. We believe that the ability to continue to make available equity-based incentives to our key personnel is important to attract and retain talented individuals whose contributions will continue to promote the interests of our shareholders.

See “Equity Compensation Plan Information,” below, for information as of March 31, 2008, required under SEC rules concerning outstanding options and rights, weighted average exercise prices, and shares available for future awards under our equity plans that have and have not been approved by shareholders. As of July 18, 2008, the record date for the Annual Meeting, we had outstanding 50,475,050 shares of our Common Stock. The additional 900,000 shares requested for the 2003 Plan in this Proxy Statement represent approximately 1.78 percent of these outstanding shares.

General

The 2003 Plan provides for awards of both incentive and nonstatutory stock options, and stock awards. Incentive stock options awarded under the 2003 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options awarded under the 2003 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information,” below, for a discussion of the tax treatment of incentive and nonstatutory stock options.

Purpose

The 2003 Plan was adopted to: (a) provide our directors, employees and consultants a means to acquire our stock; (b) assist in securing and retaining the services of directors, employees, and consultants; and (c) encourage these persons to exert maximum efforts for our success. All of our approximately 1025 regular employees (including the regular employees of our majority-owned and wholly owned subsidiaries, but excluding temporary or contract workers), consultants and our directors are eligible to participate in the 2003 Plan.

Administration

The 2003 Plan is administered by our Board. The Board has the power to construe and interpret the 2003 Plan and, subject to the provisions of the 2003 Plan, to: (a) select the persons to whom awards are to be made; (b) designate the number of shares covered by each stock award; (c) determine whether an option is an incentive stock option or a nonstatutory stock option; (d) establish vesting schedules and performance measures and criteria; (e) specify the exercise or purchase price and the type of consideration to be paid to us upon exercise or purchase; and (f) subject to restrictions, specify any other terms. Our Board is authorized to delegate administration of the 2003 Plan to a committee composed of not fewer than two members of the Board, the composition of which is intended to satisfy the provisions of Section 162(m) of the Code and Rule 16b-3 promulgated under the Exchange Act. In the discretion of the Board, such committee may consist solely of two or more “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and/or two or more “outside directors” within the meaning of Section 162(m) of the Code. The Board has delegated administration of the 2003 Plan to its Compensation Committee. As used herein with respect to the 2003 Plan, the “Board” refers to the Compensation Committee as well as to our Board.

Only members of the Compensation Committee who meet the Section 162(m) test may participate in decisions required to be made by outside directors under Section 162(m), and only members of the Compensation Committee who meet the Rule 16b-3 test may participate in decisions required to be made by non-employee directors. Any other member of the Compensation Committee must recuse himself or herself as applicable.

Except as provided in Section 11 of the 2003 Plan (relating to certain adjustments to the capital structure of our company and specified corporate transactions), unless shareholder approval is received the Board may neither reduce the exercise price of an outstanding option nor cancel an outstanding option in exchange for a new option or for shares of stock. However, the 2003 Plan does not similarly restrict the Board’s ability to adjust or cancel outstanding stock awards, including in exchange for a new option, an existing option or for shares of stock.

Eligibility

We may grant incentive stock options under the 2003 Plan only to employees, including officers and employee directors of Asyst and our affiliates. Employees, including officers, directors and certain consultants, are eligible to receive nonstatutory stock options and stock awards under the 2003 Plan.

The per-individual, per-calendar year period limitation on the number of shares that may be subject to a stock option under the 2003 Plan is 400,000 shares of our Common Stock. In addition, in the case of stock awards intended to comply with Section 162(m) of the Code, the maximum number of shares of restricted stock any eligible individual may receive in any calendar year may not exceed 400,000. Currently, no individual is expected to be required to make a cash payment for the shares underlying stock awards. These limitations are part of the requirements necessary under Section 162(m) of the Code to permit us to deduct for tax purposes the compensation attributable to these awards under the 2003 Plan without regard to the deduction limitation of Section 162(m) of the Code.

Currently, except in the case of stock awards intended to comply with Section 162(m) of the Code, there is no limit on the number of shares authorized for issuance under the 2003 Plan that may be awarded as restricted stock; consequently, if the proposed amendment is approved, the number of shares that may be awarded as restricted stock under the 2003 Plan would be limited only by the availability of shares under the overall 6,800,000 share reserve and any limitations with respect to Section 162(m) of the Code.

No incentive stock option may be awarded under the 2003 Plan to any person who, at the time of the award, owns, or is deemed to own, stock comprising more than ten percent of the total combined voting power of all classes of our stock or the stock of any of our affiliates, unless the option exercise price of such option is at least 110 percent of the fair market value of the stock subject to the option on the date of award, and the term of the option does not exceed five years from the date of award. For incentive stock options awarded under the 2003 Plan, the aggregate fair market value, determined at the time of award, of the shares of our Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year, under all such plans of Asyst and our affiliates, may not exceed $100,000.

Stock Subject to the 2003 Plan

If awards under the 2003 Plan expire or otherwise terminate without being exercised, the shares of Common Stock underlying these awards again becomes available for issuance under the 2003 Plan. If our company reacquires unvested stock or rights to stock awarded under the 2003 Plan, the reacquired stock will again become available for reissuance under the 2003 Plan.

Subject to shareholder approval, the total number of shares of our Common Stock authorized for issuance under the 2003 Plan is 6,800,000. Of the total number of shares reserved under the 2003 Plan, and subject to shareholder approval, no more than 6,800,000 shares of our Common Stock may be issued pursuant to the exercise of incentive stock options awarded under the 2003 Plan.

The 2003 Plan previously reserved 5,900,000 shares for these purposes. This amendment would increase the total shares reserved by 900,000.

Terms of Options

The following is a description of the permissible terms of options under the 2003 Plan. Individual option awards may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment.  The exercise price to purchase shares of our Common Stock pursuant to an incentive stock option under the 2003 Plan may not be less than the fair market value of our Common Stock on the date of the option award, and in some cases may not be less than 110 percent of this fair market value. See “Eligibility,” above. The exercise price to purchase shares of our Common Stock pursuant to nonstatutory stock options under the 2003 Plan may not be less than 100 percent of the fair market value of our Common Stock subject to the option on the date of the option award (except that the 2003 Plan provides that options may be granted with a lower exercise price only if pursuant to an assumption or substitution of another option to satisfy Section 424(a) of the Code). At July 18, 2008, the closing price of our Common Stock as reported on the NASDAQ Global Market was $4.95 per share.

The exercise price of options awarded under the 2003 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of Asyst, (ii) pursuant to a deferred payment arrangement (unless otherwise prohibited by applicable law), or (iii) in any other form of legal consideration acceptable to the Board.

Transferability.  Under the 2003 Plan, an optionee may not transfer an incentive stock option other than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option may be exercised only by the optionee. An option may be exercised by the optionee’s estate within eighteen months of the optionee’s death. An optionee may not transfer a nonstatutory stock option except by will or by the laws of descent and distribution unless otherwise specified in the option agreement, in which case the optionee may transfer the nonstatutory stock option upon the terms and conditions set forth in the option agreement. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee’s death.

Option Exercise.  Options granted under the 2003 Plan may become exercisable, or vest, in cumulative increments as determined by the Board. The Board has the power to accelerate the time during which an option may be exercised. In addition, options awarded under the 2003 Plan may permit early exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows us to repurchase such shares. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of Asyst, by withholding from compensation paid to the optionee, by using proceeds from the sale of shares issued to the optionee upon exercise, or by a combination of these means.

Term.  The maximum term of options under the 2003 Plan is currently six (6) years (except that in certain cases the maximum term will be five years). See “Eligibility,” above. Under the 2003 Plan, options terminate three months after termination of the optionee’s employment or relationship as a consultant or director of Asyst or any of our affiliates, unless: (a) such termination of employment is due to such person’s permanent and total disability, as defined in the Code, in which case the option may, but need not, provide that the optionee may exercise the option within one year of this termination; (b) the optionee dies while employed by or serving as a consultant or director of Asyst or any affiliate of Asyst, or within a specified period after termination of this relationship, in which case the option may, but need not, provide that the optionee may exercise the option to the extent the option was exercisable at the time of the optionee’s death within eighteen months of the optionee’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; (c) the option expires earlier under its original term; or (d) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer or shorter period of time following termination of employment or the consulting or director relationship.

Terms of Stock Awards

Payment.  The Board determines the purchase price for a stock award, but the Board may award restricted stock for no purchase price (and typically does so). The purchase price for a stock award may be payable in cash, under a deferred payment arrangement (unless otherwise prohibited by applicable law), by services rendered or to be rendered, or by any other form of legal consideration acceptable to the Board. In the case of stock awards intended to comply with Section 162(m) of the Code, no cash payment will be required as consideration for the grant.

Transferability.  Rights under a stock award may not be transferred, unless otherwise stated in the stock award agreement and as determined by the Board.

Vesting.  The current minimum vesting schedule for stock awards, to participants other than non-employee directors, is three years, if vesting is based on time spent providing continued services to our company or its affiliates, and one year, if vesting is based on performance criteria determined by the Board. However, stock awards under this plan to our non-employee directors are not subject to a minimum vesting schedule (whether based on continued service or performance criteria). This is to allow annual awards of restricted stock to non-employee members of our Board to vest in conjunction with a fiscal year in which the award is made, provided a member’s continued Board service during that period.

Shares of stock sold or awarded under the 2003 Plan must be subject to a repurchase option in favor of our company in accordance with the applicable vesting schedule or to a delayed-delivery arrangement that enables Asyst to reacquire shares that do not vest. Stock awards may also include awards representing rights to receive shares in the future no earlier than when the applicable vesting conditions have been satisfied, which rights represent an unfunded and unsecured promise by Asyst to deliver shares of Common Stock as of a future date and subject to the terms and provisions of the stock award agreement; the awards do not confer any rights of a shareholder until the shares are issued and delivered. The Board determines the applicable vesting schedules and terms of issuance and delivery, subject to the minimum vesting requirements summarized above.

Termination of Continuous Service.  Upon termination of the recipient’s services prior to vesting of the stock award, we may repurchase, reacquire the shares or rights, or otherwise cancel the award with respect to any unvested shares or rights subject to the stock award.

Performance Criteria

Awards under the 2003 Plan may, but need not, include performance criteria intended to satisfy Section 162(m) of the Code.

To the extent that awards under the 2003 Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria will be based on stock price appreciation in the case of stock options granted at fair market value or, in the case of stock awards, on one or more of the factors set forth below (which may be adjusted as provided in the 2003 Plan). The performance criteria may be applied individually, alternatively or in any combination, with respect to our consolidated operations as a whole, or to a business unit or subsidiary, and may be measured either annually or cumulatively over other periods, with respect to a pre-established target, prior period results or a defined comparison group, in each case as specified in the award by the outside directors who are members of the Compensation Committee.

The following is a summary of the performance measures or criteria relating to Asyst’s progress, growth and operating performance or improvements that may be used for stock awards intended to qualify as performance-based compensation:

Financial Measures	Operating Measures

• cash flow, including operating cash flow and free cash flow	• operating profit or net operating profit
• earnings per share	• operating margins or profit margins
• earnings before interest, taxes and amortization	• return on operating revenue
• return on equity	• operating results or net operating income
• return on invested capital	• market measures and share
• total stockholder return	• working capital targets
• return on capital	• productivity measures and ratios
• return on assets or net assets	Product Measures
• share price or market capitalization performance	• product release schedules
• net sales or revenue	• new product innovation
• net income	• product cost reduction
Customer Measures	• product ship targets
• brand recognition/acceptance
• customer satisfaction

The outside directors who are members of the Compensation Committee will appropriately adjust any evaluation of performance under a performance criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim fees, costs, judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary or non-recurring items as described in applicable accounting standards and/or in management’s discussion and analysis of financial condition and results of operations appearing in Asyst’s annual report to stockholders for the applicable year.

To the extent that an award under the 2003 Plan may include performance criteria but is not intended to qualify as performance-based compensation under Section 162(m) of the Code, the performance criteria can include the achievement of any other objectives as determined by the outside directors who are members of the Compensation Committee. To the extent specified at the time of granting an award, the number of shares of Common Stock or other benefits granted, issued, retainable and/or vested under an award due to satisfaction of performance criteria may be reduced by the outside directors who are members of the Committee, in their discretion.

The Compensation Committee in its sole discretion may pay restricted stock that vests upon achievement of performance criteria in the form of shares of Common Stock, or in cash equal to the fair market value of the underlying shares of Common Stock at the date performance is achieved, or a ratable combination of such shares and cash.

Adjustment Provisions

If there is any change in the Common Stock subject to the 2003 Plan, or subject to any stock awarded under the 2003 Plan, without the receipt of consideration by us, through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the 2003 Plan and the stock awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares and price per share of stock subject to the 2003 Plan and outstanding stock awards.

Effect of Mergers or Other Corporate Reorganizations

In the event of: (a) the sale or other disposition of all or substantially all of the consolidated assets of our company or its subsidiaries, as determined by the Board in its discretion; (b) the sale or other disposition of at least ninety percent of the outstanding securities of our company; or (c) certain specified types of merger, consolidation or similar transactions (collectively, a “corporate transaction”), any surviving or acquiring corporation may assume or continue awards outstanding under the 2003 Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume or continue such awards, or substitutes or attempts to substitute similar awards, then with respect to awards held by participants whose service with Asyst or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards, whether service or performance-based (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such effective date. The acceleration of an award in the event of a corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Asyst.

Duration, Amendment and Termination

The Board may suspend or terminate the 2003 Plan at any time, or from time to time without shareholder approval or ratification. The 2003 Plan will otherwise terminate as of July 21, 2013.

The Board may also amend the 2003 Plan at any time, or from time to time. However, no amendment will be effective unless approved by our shareholders within twelve months of its adoption by the Board if the amendment would require shareholder approval for the 2003 Plan to comply with Section 422 of the Code. Subject to the foregoing, the Board may amend the 2003 Plan in any respect the Board deems necessary or advisable to provide award recipients with the maximum benefits available under Section 422 of the Code, or to bring the 2003 Plan or any award granted thereunder into compliance with the Code.

Federal Income Tax Information

The following summary briefly describes U.S. federal income tax consequences of awards under the 2003 Plan, but is not a detailed or complete description of all federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2003 Plan should consult their own professional tax advisors concerning tax aspects of awards under the 2003 Plan. Nothing in this Proxy Statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to Asyst under federal tax law is not intended to imply that Asyst will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

Incentive Stock Options.  We intend for the incentive stock options awarded under the 2003 Plan to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code.

There generally are no federal income tax consequences to the optionee or us by reason of the awarding or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability, if any.

If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date of award, and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of: (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the excess of the amount the optionee realizes upon the sale of the stock over the exercise price. The optionee’s additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee has held the stock. Long-term capital gains are generally subject to lower tax rates than short-term capital gains and ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs, subject to the requirement of reasonableness, Section 162(m) of the Code, and the satisfaction of a tax reporting obligation.

Nonstatutory Stock Options.  There are no tax consequences to the optionee or us by reason of the awarding of a nonstatutory stock option. However, upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the exercise price. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code, and the satisfaction of a reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss generally will be long-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase rights.

Restricted Stock Awards.  Stock awards may be issued as a grant of stock subject to vesting conditions or as a mere promise to provide stock in the future (which may be denominated as a restricted stock unit or similar term). Restricted stock is taxed under Section 83 of the Code. Generally, no taxes are due when the award is made. The restricted stock becomes taxable when it is no longer subject to a “substantial risk of forfeiture,” unless the recipient is eligible for and makes a timely election under Section 83(b) of the Code (an “83(b) election”). The recipient normally will recognize taxable ordinary income equal to the stock’s fair market value at the time the restrictions lapse, less the purchase price, if any. If the recipient of a stock award makes a timely 83(b) election, the recipient will be required to include in income as ordinary income the fair market value of the shares of stock on the date of the award of the restricted stock, less any purchase price to be paid for the stock. If the recipient subsequently forfeits the restricted stock award (or a portion), the recipient will not receive any deduction for the amount previously treated as ordinary income.

Generally, no taxes are due upon the grant of a mere promise to provide stock in the future (such as a restricted stock unit), and such rights are not subject to Section 83 of the Code. When such awards vest and shares are issued to the recipient, ordinary income tax will be due on the fair market value of the shares less the purchase price, if any. Should there be a mandatory or elected deferral of the delivery of the shares beyond the vesting date ordinary income tax is deferred until the shares are delivered to the recipient. However, if such deferral fails to comply with Section 409A of the Code additional taxes may be due, as discussed below.

With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized with respect to the restricted stock awards. Subject to the requirement of reasonableness, Section 162(m) of the Code, and the satisfaction of a reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount he or she paid for such stock, if any, plus any amount already recognized as ordinary income. This capital gain or loss generally will be long-term or short-term depending on how long the recipient held the stock.

Under certain circumstances, the stock awards may be subject to Section 409A of the Code. To the extent a restricted stock right provides for a deferral of compensation that does not comply with Section 409A of the Code, there may be different tax consequences for the recipient pursuant to Section 409A of the Code, including an accelerated taxable event, increased federal income tax rate and interest, and additional state income tax.

Potential Limitation on Our Deductions.  Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards in the future under the 2003 Plan, when combined with all other types of compensation received by a covered employee from Asyst, may cause this limitation to be exceeded in any particular year.

Under the standards for performance-based compensation summarized below, Asyst believes that options granted under the 2003 Plan should be treated as performance-based compensation not subject to the deduction limitation of Section 162(m) of the Code, provided such options have an exercise price at least equal to the fair market value of Asyst Common Stock on the award date and other procedures noted below are followed. Asyst believes that stock (or stock unit) awards under the 2003 Plan that otherwise meet the requirements of Section 162(m) of the Code may be treated as performance-based compensation and should not be included when calculating any applicable deduction limitations.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations promulgated under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is awarded by a compensation committee comprising solely two or more “outside directors,” the option plan contains a per-employee limitation on the number of shares for which options may be awarded during a specified period, the material terms of the plan are approved by the shareholders, and the exercise price of the option is no less than the fair market value of the stock on the award date.

For purposes of Section 162(m) of the Code, compensation attributable to a stock award will qualify as performance-based compensation, only if: (a) the award is made by a compensation committee comprising solely two or more “outside directors;” (b) the issuance or vesting of the award is subject to the achievement of an objective performance goal established in writing on a timely basis by the compensation committee while the outcome is substantially uncertain; (c) the compensation committee certifies in writing prior to the issuance or vesting of the award that the performance goal has been satisfied; and (d) prior to the issuance of the award, as applicable, shareholders have approved the material terms of the award, including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal.

Number of Awards Granted

The number of awards that may be made in the future to eligible participants under the 2003 Plan is in the discretion of the plan administrator and therefore cannot be determined in advance.

The following table sets forth: (a) the aggregate number of shares subject to options and restricted stock awards to the individuals and groups indicated below under the 2003 Plan since its inception through June 30, 2008; and (b) the average per share exercise price of such aggregate number of options and shares of stock awarded.

	Number of Shares		Number of Shares	Average Exercise
	Underlying Restricted		Underlying Options	Price per Option
Name of Individual or Group	Stock Awards (#)		Granted (#)	Share Granted ($)

Named Executive Officers
Stephen S. Schwartz, Ph.D.	650,471	(1)	200,000	6.20
Michael A. Sicuro(2)	246,480	(1)	150,000	7.06
Paula C. LuPriore	236,275	(1)	75,000	9.57
Thomas R. Leitzke	205,863	(1)	110,000	7.29
Steve Debenham	210,501	(1)	185,000	10.38
Current Non-Employee Directors
Stanley Grubel	63,000		0	0
Tsuyoshi E. Kawanishi	63,850		0	0
Robert A. McNamara	63,000		0	0
Anthony E. Santelli	63,000		0	0
William Simon	84,065		0	0
Walter W. Wilson	63,000		0	0
Current executive officers as a group (7 persons)	1,710,702		667,000	7.39
Current Non-Employee Directors as a group (6 persons)	399,915		0	0
All current employees, including officers other than executive officers, as a group (and excluding non-employee directors)	1,491,940		312,083	7.24

(1)	These share totals include shares under performance-based share awards granted in May 2005 and May 2006 that the Compensation Committee of our Board of Directors cancelled on its determination that the relevant performance objectives had not been achieved. The canceled shares for each named executive officer are as follows: Dr. Schwartz — 43,524 shares; Mr. Sicuro — 0 shares; Ms. LuPriore — 10,476 shares; Mr. Leitzke — 10,095 shares; and Mr. Debenham — 9,357 shares.

(2)	On August 1, 2008, Mr. Sicuro informed our Board that he is resigning from his positions as Senior Vice President and Chief Financial Officer and, following a brief transition, will no longer be affiliated with Asyst.

Registration of Shares

If our shareholders approve this amendment to the 2003 Plan, Asyst expects to file a registration statement on Form S-8 as soon as practicable after the Annual Meeting to register the additional common shares reserved under the 2003 Plan.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE 1993 EMPLOYEE
STOCK PURCHASE PLAN

We are asking our shareholders in this Proposal 3 to approve the following amendment to the Asyst Technologies, Inc. 1993 Employee Stock Purchase Plan to:

•	increase from 3,000,000 to 3,500,000 the aggregate number of shares of our Common Stock authorized for issuance under this plan.

References below to the “Purchase Plan” mean the Asyst Technologies, Inc. 1993 Employee Stock Purchase Plan, as proposed to be amended, unless the context otherwise indicates. A copy of the proposed amended Purchase Plan is attached as Appendix C. The description of the Purchase Plan outlined below is qualified in its entirety by reference to the Purchase Plan. Since the only change proposed is the share reserve increase, Appendix C is not marked to show changes.

If shareholders do not approve the amendment described above, the Purchase Plan would remain in effect without the amendment described above, but we estimate that the plan would terminate during the current purchase period due to lack of available shares. We continue to believe that the Purchase Plan is necessary for us to maintain and compete for qualified employee talent in our markets, and to enable the broad range of our employees to continue to purchase our shares under this program (in place since 1993).

The vote required for approval of this proposal is described above under “Q: What vote is required to approve each of the proposals?”

Approval of the amendment constitutes approval of the Purchase Plan as so amended.

Background

In June 1993, our shareholders approved the Purchase Plan. As a result of amendments to the Purchase Plan in 1996, 1998, 2001, 2003 and 2006, there are currently 3,000,000 shares of Common Stock reserved for issuance under the Purchase Plan. As of June 30, 2008, an aggregate of 2,924,678 shares had been issued under the Purchase Plan since 1993, and 75,322 shares remained available for the grant of future purchase rights under the Purchase Plan.

In July 2008, our Board amended the Purchase Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the Purchase Plan by 500,000 shares to 3,500,000 shares of Common Stock.

Please see information under “Proposal 2 — Approval of Amendment to 2003 Stock Incentive Plan, Background” for information concerning the 2003 Plan, and “Equity Compensation Plan Information,” below, for information as of March 31, 2008, required under SEC rules concerning outstanding options and rights, weighted average exercise prices, and shares available for future awards under our equity plans that have and have not been approved by shareholders.

As of the July 18, 2008, record date for the Annual Meeting, we had outstanding 50,475,050 shares of our Common Stock. The additional 500,000 shares requested for the Purchase Plan represent approximately 1.0 percent of these outstanding shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

Purpose

The purpose of the Purchase Plan is (a) to provide a means by which employees of Asyst and the employees of any subsidiary corporation of Asyst designated by the Board to participate in the Purchase Plan, may be given an opportunity to purchase our Common Stock through payroll deductions, (b) to assist us in retaining the services of our employees, (c) to secure and retain the services of new employees, and (d) to provide incentives for employees to exert maximum efforts for our success. Approximately 360 of our approximately 1025 regular employees (including the regular employees of our majority-owned and wholly owned subsidiaries located within the United States, but excluding temporary or contract workers or regular employees located outside of the Untied States) are eligible to participate in the Purchase Plan. Our Board has determined that our employees located outside of the United States are not currently eligible to participate in the Purchase Plan. The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

Administration

The Purchase Plan is administered by the Board, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase our Common Stock will be granted, the provisions of each offering of such rights which need not be identical, and whether the employees of any subsidiary corporation of Asyst shall be eligible to participate in such offering. The Board has the power, which it has not exercised, to delegate administration of the Purchase Plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan.

Offerings

The Purchase Plan is implemented by offerings of rights to all eligible employees that our Board determines from time to time. An offering cannot last more than 27 months. Currently, each offering under the Purchase Plan lasts six months.

Eligibility

Unless otherwise determined by the Board, any person who on the first day of an offering period is (i) employed in the United States by Asyst or by any subsidiary corporation of Asyst designated from time to time by the Board and (ii) customarily employed at least 20 hours per week and five months per calendar year is eligible to participate in that offering under the Purchase Plan. Our executive officers who are “highly compensated” as defined in the Code are eligible to participate in the Purchase Plan. Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock comprising five percent or more of the total combined voting power or value of all classes of stock of Asyst or of any subsidiary of Asyst, including any stock which the employee may purchase under all outstanding rights and options. In addition, no employee may accrue in any calendar year rights to purchase more than $25,000 worth of Common Stock, determined at the fair market value of the shares at the time such rights are granted, under all employee stock purchase plans of Asyst.

Participation in the Plan

An eligible employee may enroll in the Purchase Plan by delivering to Asyst, prior to the date designated by the Board as the offering date for the offering, an agreement authorizing payroll deductions of the employee’s compensation during the offering. Currently, the Board limits the payroll deductions to a maximum of ten percent of an employee’s compensation. In connection with each offering, the Board may specify a maximum number of shares that may be purchased by an employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees. If an offering contains more than one purchase date, the Board may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given purchase date under the offering. If on a purchase date it is determined that the participants have contributed more money than is necessary to purchase the maximum number of shares that can be purchased on that date, the Board will make a pro rata allocation of the shares available in as nearly a uniform manner as practicable and as the Board deems equitable.

Purchase Price

The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (A) 85 percent of the fair market value of a share of Common Stock on the day the offering commences or (B) 85 percent of the fair market value of a share of Common Stock on the day on which shares are purchased. At July 18, 2008, the closing price of our Common Stock as reported on the NASDAQ Global Market was $4.95 per share.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is paid with contributions in the form of accumulated payroll deductions over the offering period. Subject to rules determined by the Board, at any time during the purchase period a participant may reduce, terminate or begin his or her payroll deductions. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with our general funds. A participant may not make any additional payments into such account, unless provided for in the offering and the maximum amount of withholding has not occurred.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, an employee is entitled to purchase shares under the Purchase Plan. Unless an employee’s participation is timely discontinued, his or her right to purchase shares is exercised automatically on the designated purchase date at the applicable price. The amount of money remaining in an employee’s account following a purchase of shares that is less than the amount required to purchase a whole share on that purchase date at the applicable price is carried over to purchase shares on the next purchase date. Any money in excess of that amount is refunded to the employee.

Withdrawal

A participant may withdraw from an offering by delivering a notice of withdrawal to us within the time established by the Board prior to the next purchase date. Upon an employee’s withdrawal from that offering, we will refund that employee’s accumulated payroll deductions without interest, less any amounts already used to purchase stock on that employee’s behalf during such offering, and the employee’s purchase right in that offering will thereupon terminate. An employee’s withdrawal from an offering does not affect that employee’s eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Employment

All of an employee’s rights under the Purchase Plan terminate upon termination of that employee’s employment for any reason, and we will refund all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfers

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

The Board may suspend or terminate the Purchase Plan at any time. The Board may also amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the shareholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or (c) modify any other provision of the Purchase Plan in a manner that would require approval under Rule 16b-3 under the Exchange Act or under Section 423 of the Code. Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without the consent of the person to whom such rights were granted.

Effect of Certain Corporate Events

In the event of a dissolution, liquidation or specified type of merger of Asyst, the surviving corporation will assume the rights under the Purchase Plan, continue the rights as then in effect or substitute similar rights, or the purchase date of any ongoing offering will be accelerated such that the outstanding rights are exercised and terminated immediately prior to, or concurrent with, any such event.

Stock Subject to the Purchase Plan

Subject to shareholder approval of this Proposal 3, an aggregate of 3,500,000 shares of Common Stock will be reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

Federal Income Tax Information

The following summary briefly describes federal income tax consequences of awards under the Purchase Plan, but is not a detailed or complete description of all federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Purchase Plan should consult their own professional tax advisors concerning tax aspects of awards under the Purchase Plan. Nothing in this Proxy Statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to Asyst under federal tax law is not intended to imply that Asyst will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

Rights granted under the Purchase Plan are intended to qualify for the favorable federal income tax treatment available under Section 421 of the Code.

Each participant pays federal income tax on amounts withheld for the purchase of shares as if such amounts were actually received. When shares are purchased, however, no federal income tax will be due. Federal income tax will be incurred upon disposition of the shares acquired through the Purchase Plan, and the rate of taxation will depend upon the holding period of the purchase shares.

If the stock is disposed of at least two years after the beginning of the offering under which it was purchased and at least one year after its transfer to the participant, then the amount taxed as ordinary income will be the lesser of (A) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (B) the excess of the fair market value of the stock at the beginning of the offering period over the purchase price. Any further gain or any loss will be taxed as long-term capital gain or loss. Long-term capital gains currently are taxed at lower rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be classified as short-term or long-term depending on how long the stock has been held.

There are no federal income tax consequences to Asyst by reason of the grant or exercise of rights under the Purchase Plan. Asyst is entitled to a deduction to the extent amounts realized from a disposition of shares are taxed as ordinary income to a participant, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation.

Number of Shares Purchased

The number of shares that may be purchased in the future under the Purchase Plan depends upon future purchase elections by individual participants and cannot be determined in advance.

The following table sets forth the aggregate number of shares purchased by the individuals and groups indicated below under the Purchase Plan since inception in 1993 through June 30, 2008.

Number of Shares
Name of Individual or Group	of Purchased (#)

Stephen S. Schwartz, Ph.D.	981
Michael A. Sicuro(1)	0
Paula C. LuPriore	0
Thomas R. Leitzke	0
Steve Debenham	16,244
Current executive officers as a group (seven persons)	49,376
Current non-employee directors as a group (six persons)	0
All employees, including officers other than executive officers, as a group (and excluding non-employee directors)	2,875,302

(1)	On August 1, 2008, Mr. Sicuro informed our Board that he is resigning from his positions as Senior Vice President and Chief Financial Officer and, following a brief transition, will no longer be affiliated with Asyst.

Registration of Shares

If our shareholders approve this amendment to the Purchase Plan, Asyst expects to file a registration statement on Form S-8 as soon as practicable after the Annual Meeting to register the additional common shares reserved under the Purchase Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of our 2008 fiscal year-end, March 31, 2008, with respect to all our equity compensation plans then in effect.

					Number of Securities
					Remaining Available
	Number of Securities				for Issuance under
	to be Issued upon		Weighted-Average		Equity Compensation
	Exercise of		Exercise Price of		Plans (Excluding
	Outstanding Options,		Outstanding Options,		Securities Reflected in
	Warrants and Rights		Warrants and Rights		Column (a))
Plan Category	(a)(1)		(b)		(c)

Equity compensation plans approved by security holders (including 1993 Employee Stock Purchase Plan)	5,653,937	(2)	$7.05	(3)	2,159,579	(4),(5)
Equity compensation plans not approved by security holders	1,276,370	(6)	$6.19		147,987	(7)
Total	6,930,307		$6.89		2,307,566

(1)	Column (a) does not include shares of restricted stock that are deemed outstanding, but does include 1,972,325 shares underlying restricted stock unit awards outstanding as of March 31, 2008, that may be delivered in the future upon satisfaction of applicable vesting requirements and deferral arrangements. Column (a) number does not include 1993 Purchase Plan shares.

(2)	We have four equity compensation plans approved by shareholders under which awards remain outstanding: 2003 Equity Incentive Plan (2003 Plan); 1993 Employee Stock Option Plan; 1993 Non-Employee Directors’ Stock Plan; and 1993 Employee Stock Purchase Plan (1993 Purchase Plan).

(3)	This calculation does not take into account shares underlying restricted stock unit awards that may be delivered in the future upon satisfaction of applicable vesting requirements and deferral arrangements.

(4)	Of these shares, 75,322 remain available as of March 31, 2008 for purchase under our 1993 Purchase Plan, and 2,084,257 remain available as of March 31, 2008 for issuance under future awards from our 2003 Plan. The latter number does not include the indefinite number of additional shares that may become available for future award under the 2003 Plan due to cancellations of options or other expirations or forfeitures that by the terms of the applicable plan are added back to the available share reserve.

(5)	The 1993 Employee Stock Option Plan and 1993 Non-Employee Directors’ Stock Plan have expired or been terminated, and no shares remain available for issuance as future awards under those expired or terminated plans.

(6)	This total includes 959,796 shares issuable under outstanding options as of March 31, 2008, with a weighted average exercise price of $8.23, that we assumed or otherwise issued outside of our other equity compensation plans in connection with our acquisition of other companies. No additional options may be awarded under any plans or other arrangements assumed in these acquisitions.

(7)	These shares represent the number of shares available for issuance as of March 31, 2008 under future awards of stock options or restricted stock or stock unit awards from the 2001 Non-Officer Equity Plan, described below and from an equity compensation plan assumed in connection with our acquisition of another company. This number does not include the indefinite number of additional shares that may become available for future award due to cancellations of options or other expirations or forfeitures that by the terms of the applicable plan are added back to the available share reserve.

2001 Non-Officer Equity Plan

In January 2001, our Board adopted the 2001 Non-Officer Equity Plan, and subsequently amended it in July 2001 and March 2002. The 2001 Non-Officer Equity Plan, as amended, or the 2001 Plan, has not been approved by shareholders. The 2001 Plan reserves for issuance up to 2,100,000 shares of our Common Stock pursuant to: (a) the exercise of options awarded under the 2001 Plan; (b) the award of stock bonuses under the 2001 Plan; and (c) the award of restricted stock under the 2001 Plan. The number of shares available for future awards under the 2001 Plan is subject to adjustment for any future stock dividends, splits, mergers, combinations, or other changes in capitalization as described in the 2001 Plan.

Eligibility for Participation.  Employees and consultants who are not Asyst directors or officers for Section 16 reporting purposes are eligible to receive awards under the 2001 Plan.

Terms of Options.  Nonstatutory stock options are available for award under the 2001 Plan. The exercise price of options awarded under the 2001 Plan may not be less than 85 percent of the fair market value of our Common Stock on the date of award. Payment of the exercise price may be made in cash at the time the option is exercised or, at the discretion of the Board: (a) by delivery of other Common Stock of Asyst; (b) pursuant to a deferred payment arrangement; or (c) in any other form of legal consideration acceptable to the Board. The term of a stock option under the 2001 Plan may not exceed ten years.

Options awarded under the 2001 Plan are generally made subject to vesting over time. Options may also be made exercisable under conditions the Board may establish, such as if the optionee remains employed until a specified date or if specified performance goals have been met. If an optionee’s employment terminates for any reason, the option remains exercisable for a period of time following termination, as determined by the Board and provided in the respective stock option agreement.

Terms of Stock Bonuses and Purchases of Restricted Stock.  The Board determines the purchase price for a restricted stock award but the purchase price may not be less than 85 percent of the fair market value of our Common Stock on the date of purchase. The Board may award stock bonuses in consideration of past services without a purchase payment. The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the 2001 Plan must be paid either in cash at the time of purchase or: (a) by delivery of other Common Stock of Asyst; (b) pursuant to a deferred payment arrangement; or (c) in any other form of legal consideration acceptable to the Board. Shares of stock sold or awarded under the 2001 Plan may, but need not, be subject to a repurchase option in favor of Asyst in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the 2001 Plan. Rights under a stock bonus or restricted stock bonus agreement may not be transferred.

Effect of Certain Corporate Events.  The 2001 Plan requires that, in the event of specified types of merger or other corporate reorganization affecting us, any surviving or acquiring corporation must either assume any stock awards outstanding under the 2001 Plan or substitute similar stock awards for those outstanding under this plan. In the event that any surviving corporation declines to assume or continue the stock awards outstanding under the 2001 Plan, or to substitute similar stock awards, then stock awards under the 2001 Plan that are held by persons then performing services as employees or as consultants for us become fully vested and exercisable, and will terminate if not exercised prior to the merger or other corporate reorganization affecting us.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year 2009, ending March 31, 2009, and our Board has directed that the selection of the independent registered public accounting firm be submitted for ratification by our shareholders at the Annual Meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different firm at any time if it determines that such a change would be in the best interests of Asyst and its shareholders.

The following is a summary of the fees and expenses billed to Asyst by PricewaterhouseCoopers LLP for professional services with respect to audit fees billed for, and other listed services rendered during, the fiscal years ended March 31, 2008, and March 31, 2007:

	March 31,	March 31,
Fee Category	2008	2007

Audit Fees	$3,814,000	$6,332,000
Audit-Related Fees	—	—
Tax Fees	142,000	349,000
All Other Fees	—	—

Total Fees	$3,956,000	$6,681,000

Audit Fees:  This category includes fees and expenses for the audit of our annual financial statements and audit of our internal control over financial reporting contained in our most recently filed Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, and statutory audits required by non-U.S. jurisdictions. Audit fees for the company’s fiscal year 2007 includes fees that totaled approximately $1,300,000 relating to the company’s stock option investigation and related restatement of financial statements, which services were performed during the company’s fiscal year 2007.

Audit-Related Fees:  No services in this category were rendered during fiscal years 2008 or 2007.

Tax Fees:  The services in fiscal years 2008 and 2007 for the fees and expenses disclosed under this category include tax return preparation, technical tax advice, and tax compliance.

All Other Fees:  No services in this category were rendered during fiscal years 2008 or 2007.

The Audit Committee has currently delegated to its chair and audit committee financial expert, William Simon, the authority to pre-approve permissible services, and he reports any services so approved to the Committee at its next applicable meeting. Notwithstanding any pre-approval policies that may be implemented, all permissible advisory services relating to internal control over financial reporting are pre-approved by the Audit Committee.

The vote required for approval of this proposal is described above under “Information Concerning Solicitation and Voting — Voting Rights and Outstanding Shares.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

EXECUTIVE OFFICERS OF THE COMPANY

Our current executive officers, and their ages and positions as of July 18, 2008, are as follows:

Name	Age	Principal Occupation

Stephen S. Schwartz	48	Chair of the Board Chief Executive Officer and President
Anthony C. Bonora	65	Executive Vice President, Research and Development Chief Technical Officer, Asyst Fellow
Aaron L. Tachibana	49	Senior Vice President and Chief Financial Officer
Paula C. LuPriore	51	Executive Vice President and Chief Operating Officer
Hitoshi Kawano	61	Senior Vice President President, Asyst Technologies Japan, Inc.
Thomas R. Leitzke	59	Senior Vice President, Global Operations
Steve Debenham	46	Vice President General Counsel and Secretary

On August 1, 2008, Michael A. Sicuro informed our Board that he is resigning from his positions as Senior Vice President and Chief Financial Officer and, following a brief transition, will no longer be affiliated with Asyst.

Biographical information for Dr. Schwartz is set forth under “Proposal 1 — Election of Directors — Nominees,” above.

Mr. Bonora joined Asyst in 1984 and has been Executive Vice President, Research and Development of Asyst since 1986, Chief Technical Officer since January 1996, and Asyst Fellow since April 2000. From 1975 to 1984, Mr. Bonora held various management positions at Siltec Corporation, a manufacturer of products for the semiconductor industry, including Vice President, Research and Development and General Manager of its Cybeq equipment division. Mr. Bonora holds Bachelor’s and Master’s degrees in mechanical engineering from the University of California, Berkeley.

Mr. Tachibana was appointed Asyst’s Senior Vice President and Chief Financial Officer in August 2008. He joined Asyst in June 2004. Mr. Tachibana served with Asyst as Vice President, Finance, and Principal Accounting Officer from June 2007 to August 2008, Senior Director, FP&A and Operational Finance from February 2005 to May 2007, and Division Controller from June 2004 to May 2005. From December 2000 to June 2003, Mr. Tachibana was Vice President, Corporate Planning & Development of Allied Telesyn, Inc., a provider of networking solutions. From November 1999 to October 2000, he served as Vice President, Chief Financial Officer of TapCast, Inc., a provider of software applications and content delivery to wireless devices, and from July 1997 to October 1999, he was Vice President, Controller of TeraStor Corporation, a provider of optical recording and storage devices. Mr. Tachibana also previously held financial management positions with Maxtor Corporation and was a member of the Financial Management program at the General Electric Company. Mr. Tachibana holds a Bachelor’s degree in Business Administration — Finance, from San Jose State University.

Ms. LuPriore joined Asyst in 2002 as Vice President and General Manager of Software, and was appointed Senior Vice President, Automated Solutions Group in January 2007 with responsibility for the company’s entire product offering and product development programs. In August 2008, our Board appointed Ms. LuPriore as our Executive Vice President and Chief Operating Officer. Prior to joining Asyst, she held various Vice President positions at IBM, most recently as its Vice President for Storage Networking Products, with responsibility for software and hardware engineering, product management and marketing, and professional services. Ms. LuPriore holds a Bachelor’s degree in applied mathematics from the University of Rhode Island.

Mr. Kawano was appointed Senior Vice President, Automated Solutions Group in March 2007 with joint responsibility with Ms. LuPriore for the company’s entire product offering and product development programs. In February 2008, Mr. Kawano assumed responsibility for certain strategic projects relating to product engineering and new product assessment. Mr. Kawano has also served since 2002 as President of our wholly owned Japan subsidiary, Asyst Technologies Japan, Inc. Prior to joining our company, Mr. Kawano held various senior positions over 35 years with Shinko Electric Co., Ltd., including as Executive Managing Director in charge of its R&D Division, and as a member of its Board of Directors. Mr. Kawano is a graduate of Kyoto University, with a degree in electrical engineering.

Mr. Leitzke joined Asyst as Vice President of Manufacturing Operations in August 2004, and was appointed Senior Vice President, Global Operations in January 2007. Prior to joining Asyst, Mr. Leitzke held senior operations executive positions with Siemens Information Systems, Applied Materials, Inc., and Silicon Graphics, Inc. Mr. Leitzke holds a Bachelor’s degree in Mechanical Engineering from the Indiana Institute of Technology.

Mr. Debenham joined Asyst in September 2003 as Vice President, General Counsel and Secretary. From May 2000 to June 2003, Mr. Debenham was with myCFO, Inc., a financial services firm, most recently as its Senior Vice President and General Counsel. From April 1998 to April 2000, Mr. Debenham was Assistant General Counsel with Lam Research Corporation, a semiconductor equipment manufacturer. Prior to joining Lam, Mr. Debenham was in private practice from December 1989 to April 1998 with the law firm of Jackson Tufts Cole & Black, LLP, most recently as a partner with its Litigation Practice Group. Mr. Debenham is a graduate of Stanford University and the University of California, Hastings College of Law.

There are no family relationships among any of our directors or executive officers.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of June 30, 2008, by:

•	each incumbent director and nominee for director;

•	each of our named executive officers;

•	all of our executive officers, incumbent directors, and nominees for director as a group; and

•	all those known by Asyst to be beneficial owners of more than five percent (5 percent) of our Common Stock.

Beneficial ownership is determined in accordance with SEC rules, and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of our Common Stock subject to options currently exercisable within 60 days after June 30, 2008. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Holders of restricted stock units which have vested but whose issuance and distribution has been deferred do not have investment or voting power over those shares. However, if a director or officer leaves the Board or employment with our company for any reason, those vested shares would be immediately available to the former director or executive, and those shares that vest before or within 60 days after June 30, 2008, are treated as beneficially owned by that individual in the table below, but not as outstanding for computing percentage ownership of others. Footnotes identify the number of restricted stock unit shares so treated. Percentage of beneficial ownership is based on 50,470,384 shares of our Common Stock outstanding as of June 30, 2008.

	Beneficial
	Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares (#)	Total

Wellington Management Company LLP(2)	7,075,500	14.02%
75 State Street Boston, MA 02109
Defiance Asset Management, LLC	3,060,604	6.06%
100 Front Street, Suite 920, West Conshohocken, PA 19428(3)
Barclays Global Investors (Deutschland) AG	2,530,822	5.01%
Apianstrasse 6, D-85774, Unterfohring, Germany(4)
Named Executive Officers
Stephen S. Schwartz(5)	1,139,098	2.26%
Michael A. Sicuro(6)	90,638	*
Paula C. LuPriore(7)	244,667	*
Thomas R. Leitzke(8)	167,502	*
Steve Debenham(9)	264,684	*
Current Non-Employee Directors
Stanley Grubel(10)	113,331	*
Tsuyoshi E. Kawanishi(11)	73,021	*
Robert A. McNamara(12)	110,361	*
Anthony E. Santelli(13)	114,425	*
William Simon(14)	69,732	*
Walter W. Wilson(15)	113,331	*
All current executive officers and current directors as a group (13 persons)(16)	3,040,431	6.02%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal shareholders, and Schedules 13G filed with the SEC. Schedule 13G provides information as to beneficial ownership only as of their dates of filing and, consequently, the beneficial ownership of Asyst’s principal shareholders indicated above may have changed between such dates and June 30, 2008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, Asyst believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	In an amended Schedule 13G filed February 14, 2008, Wellington Management Company, LLP reports shared voting power over 3,853,000 shares and shared dispositive power over 7,075,500 shares, which are reportedly held of record by clients of Wellington Management Company LLP.

(3)	In a Schedule 13G filed February 13, 2008, Defiance Asset Management, LLC, Robert J. Marcin, and Steve Epstein report that each of them has shared voting and dispositive power over the shares listed in the table above.

(4)	In a Schedule 13G filed February 5, 2008, Barclays Global Investors (Deutschland) AG reports sole dispositive power over the shares listed in the table above.

(5)	Includes 955,000 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 81,968 shares represented by restricted stock units vested within 60 days after June 30, 2008.

(6)	Includes 50,000 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 19,116 shares represented by restricted stock units vested within 60 days after June 30, 2008. On August 1, 2008, Mr. Sicuro informed our Board that he is resigning from his positions as Senior Vice President and Chief Financial Officer and, following a brief transition, will no longer be affiliated with Asyst.

(7)	Includes 176,500 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 50,562 shares represented by restricted stock units vested within 60 days after June 30, 2008.

(8)	Includes 111,000 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 39,585 shares represented by restricted stock units vested within 60 days after June 30, 2008.

(9)	Includes 185,000 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 21,027 shares represented by restricted stock units vested within 60 days after June 30, 2008.

(10)	Includes 59,500 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 35,667 shares represented by restricted stock units vested within 60 days after June 30, 2008, a number that includes 28,667 shares the issuance and distribution of which have been deferred under the terms of the award and 1,750 shares the issuance and distribution of which have been deferred by election of the recipient.

(11)	Includes 28,508 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 35,667 shares represented by restricted stock units vested within 60 days after June 30, 2008, a number that includes 28,667 shares the issuance and distribution of which have been deferred under the terms of the award.

(12)	Includes 47,500 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 35,667 shares represented by restricted stock units vested within 60 days after June 30, 2008, a number that includes 28,667 shares the issuance and distribution of which have been deferred under the terms of the award.

(13)	Includes 39,062 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 35,667 shares represented by restricted stock units vested within 60 days after June 30, 2008, a number that includes 28,667 shares the issuance and distribution of which have been deferred under the terms of the award.

(14)	Includes no shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 56,732 shares represented by restricted stock units vested within 60 days after June 30, 2008, a number that includes 28,667 shares the issuance and distribution of which have been deferred under the terms of the award.

(15)	Includes 59,500 shares subject to stock options exercisable within 60 days after June 30, 2008. Includes 35,667 shares represented by restricted stock units vested within 60 days after June 30, 2008, a number that includes 28,667 shares the issuance and distribution of which have been deferred under the terms of the awards and 7,000 shares the issuance and distribution of which have been deferred by election of the recipient.

(16)	Includes 2,187,987 shares beneficially owned by all current directors and executive officers that are subject to options exercisable within 60 days after June 30, 2008. Includes 495,221 shares represented by restricted stock units vested as of 60 days after June 30, 2008, a number that includes 292,942 shares the issuance and distribution of which have been deferred under the terms of the awards and 8,750 shares the issuance and distribution of which have been deferred by election of the recipients.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater-than-ten-percent beneficial shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2008, our officers, directors and greater-than-ten-percent beneficial shareholders complied with all Section 16(a) filing requirements applicable to them, except that on May 17, 2007, Forms 4 were filed late to report transactions in which Asyst withheld shares then-vesting under stock awards to satisfy income tax withholding obligations for the following officers (and with respect to the number of tax withholding transactions indicated): Dr. Schwartz (4), Mr. Leitzke (2), Ms. LuPriore (2), and Mr. Debenham (4).

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of our Board of Directors has responsibility for establishing, implementing and periodically monitoring adherence to the company’s compensation philosophy. In this regard, a key objective of the Committee is that the total compensation paid to our Chief Executive Officer, our Chief Financial Officer, and our other executives is fair, reasonable and competitive for their respective positions.

In this Compensation Discussion and Analysis, except as the context otherwise indicates, we define “executives” as those individuals who served during fiscal year 2008 as our Chief Executive Officer and Chief Financial Officer, as well as the other named executive officers included in “Summary Compensation Table,” below. Michael A. Sicuro is included in this Compensation Discussion and Analysis in light of his positions as Senior Vice President and Chief Financial Officer during fiscal year 2008. However, on August 1, 2008, Mr. Sicuro informed our Board that he is resigning from those positions and, following a brief transition, he will no longer be affiliated with Asyst.

Executive Compensation Philosophy & Objectives

Our overall compensation program seeks to align compensation with the achievement of Asyst’s business objectives and individual performance against these objectives. It also seeks to enable Asyst to attract, retain and reward executives and other key employees who contribute to our success and to incentivize them to enhance long-term shareholder value. For this reason, we offer a total compensation package competitive with companies in the semiconductor industry (taking into account relative company size, performance and geographic location, as well as individual responsibilities and performance). In weighting the components of compensation for each executive the Committee emphasizes pay for performance, both on an annual basis against company and individual objectives for any fiscal year, and over the long term against company objectives to be achieved over a longer term. We also consider the appropriate balance between incentives for long-term and short-term performance. For these reasons, the Committee will adjust elements of our executive compensation program that it perceives no longer serve the company’s objectives or the Committee’s compensation philosophy, or may exercise discretion to adjust specific benefits under our executive compensation program in order to reward achievement or where necessary to ensure that actual benefits are appropriately aligned with company objectives and performance.

Consistent with this pay-for-performance philosophy, the Committee believes that more than half of an executive’s total compensation should be weighted toward achievement of corporate and individual performance objectives that are aligned with enhancing overall shareholder value over the long-term. Accordingly, a significant portion of an executive’s total target compensation will be in the form of a performance-based annual cash bonus and service and performance-based equity awards. The allocation between annual and long-term compensation is based on market conditions, with an emphasis on attracting and retaining key executives as well as motivating them to achieve results. Typically, an executive will receive less than half of his or her total compensation in base salary, and as an executive’s responsibilities increase within our company, his or her base salary will increasingly be a less significant portion of the executive’s total potential compensation.

In general, the company’s executives receive their salary and bonus in cash, while equity awards provide our principal long-term incentive compensation. Historically, equity awards had been given mostly in stock options. However, the company moved toward increasing use of stock awards, including performance-based shares, and beginning in fiscal year 2007 the company eliminated the use of stock options in all but exceptional instances. The Committee believes there is merit to encourage ownership of our company’s equity through stock awards. In addition, the Committee believes that greater use of stock awards — as compared to stock options — enables the Committee to provide greater potential equity incentives to our executives relative to potential shareholder dilution. The Committee has used an increasingly greater proportion of performance-based shares compared to service-based shares for stock awards to executives.

While the Committee seeks to encourage long-term stock ownership by our executives, it does not have established ownership guidelines and does not currently use this factor to determine future equity awards to our executives. However, beginning with performance awards made to the executives for our fiscal year 2008, the Committee has imposed “hold” requirements in addition to performance-based vesting to encourage equity ownership and executive retention, as summarized below under “Fiscal Year 2008 Executive Compensation Components — Annual Equity Awards.”

The total compensation program is also designed to be competitive with the programs of other companies of comparable revenue size in the semiconductor capital equipment industry, and other selected companies with which we compete for customers and executives, and to be fair and equitable to both the company and the executives. Accordingly, for any given fiscal year the allocation between annual and long-term compensation components may also be influenced by current market conditions and the need to retain our most skilled executives. The Committee gives consideration to each executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, and the combined value of these factors to our immediate and long-term performance and growth.

Specifically, our executive compensation program intends to:

(1) attract and retain quality executive leadership;

(2) encourage individual executive performance;

(3) align incentives with the business unit and company areas most directly impacted by the executive’s leadership and performance;

(4) encourage management retention; and

(5) improve our overall performance and increase shareholder value.

The Committee strives to meet these objectives while maintaining market-competitive pay levels (including effective use of equity incentives). In furtherance of these objectives, the Committee has access to compensation experts (which it has sole authority to engage, direct, compensate and terminate).

The Committee analyzes comparative executive compensation information from relevant peer groups, approves executive salary adjustments, approves executive discretionary/incentive bonus plans and payments, and oversees management’s administration of the company’s equity incentive plans. The Committee also reviews and approves recommendations and input from our Chief Executive Officer regarding individual annual performance objectives for the executives who report to him, as well as his assessment of individual performance over the relevant fiscal year against those objectives. Our Chief Executive Officer may also recommend to the Committee annual salary adjustments, bonus amounts and annual equity awards for each executive that reports to him. The Committee reviews these recommendations against comparative compensation information, but the Committee exercises its own independent judgment in determining the final compensation payable to each executive, including our Chief Executive Officer.

The Committee regularly meets in executive session, without the Chief Executive Officer or other members of our executive management, and/or solely with consultants the Committee has engaged, during which the Committee regularly assesses the performance of our Chief Executive Officer and other executives. The Committee also annually reviews with our Chief Executive Officer its assessment of his performance, including specific areas where the Committee determines that his performance falls short of objectives and targets the Committee established for the year. As part of this annual review, the Committee seeks input from other members of our Board of Directors.

The Committee assesses and determines the compensation for our Chief Executive Officer, using the same criteria as for the other executives. When assessing our Chief Executive Officer’s performance, or determining his annual salary adjustment, bonus amount and equity awards, the Committee meets independently and without consultation with or the participation of our Chief Executive Officer.

Use of Comparative Peer Compensation Data & Assumptions

The Committee gives significant consideration to market information and executive compensation survey data regarding the base salaries, cash bonuses, equity and other incentives and compensation provided or paid to executives of companies comparable to us in the semiconductor industry. The Committee uses comparisons of competitive pay practices taken from several semiconductor and technology industry surveys, and as determined and aggregated by our consultants from a similar group of publicly traded companies with annual revenues of between approximately $200 million and $1 billion (collectively, the “Compensation Peer Group Data”).

The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the company competes for talent and shareholder investment. The Compensation Peer Group specifically comprised the following companies for our fiscal year 2008 compensation decisions:

Advanced Energy Industries, Inc.	COHU, Inc.	MKS Instruments, Inc.
Applied Materials, Inc.	Cymer, Inc.	OSI Systems, Inc.
ATMI, Inc.	LTX Corp.	Ultratech, Inc.
Axcelis Technologies, Inc.	Mattson Technology, Inc.	Varian Semiconductor
Brooks Automation, Inc.	Mindspeed Technologies, Inc.	Veeco Instruments Inc.

The Committee recognizes that the Compensation Peer Group reflects a significant variance in revenue and market capitalization; however, the Committee believes that some variability in annual revenue size amongst such companies is beneficial as a benchmark for components of total potential compensation at assumed growth targets for the company. In addition, the Compensation Peer Group may include companies, such as Applied Materials, Inc., who participate in the semiconductor industry but who may be significantly larger than Asyst. The Committee feels that including such companies, against whom we may compete to attract and retain key employees (including our executives), is necessary to ensure that our compensation programs are sufficient and competitive to provide long-term employee retention.

When assessing equity awards as a component of long-term incentive compensation, the Committee relies on a Black-Scholes methodology to value stock options. Service-based stock awards are assessed at face value (assuming no discount for potential forfeiture), but performance-based stock awards are assessed at 80 percent of the face value to account for uncertainty of goal attainment.

In making executive compensation decisions for our fiscal year 2008, the Committee compared each element of total potential compensation against executive compensation data and statistics for the Compensation Peer Group.

Use of Independent Compensation Consultants

The Committee relies on the advice and input of independent consultants the Committee directly engages. The Committee determines the scope of consultant services independent of any management involvement or influence, and routinely meets with its consultants outside of management’s presence and without management participation. The Committee relies on its consultants to collect and actively review with the Committee data and statistics for the Compensation Peer Group, as well as to identify and analyze for the Committee market trends from relevant peer groups regarding executive compensation. The Committee also looks to its consultants to assist in identifying or structuring elements of our executive compensation that better align incentives with specific company objectives that the Committee articulates. The Committee believes that the advice and input it receives from its consultants are unbiased, objective and not subject to management influence.

In April 2007, the Committee retained Mercer (US) Inc. (“Mercer”) to provide information, analyses, and advice regarding executive and director compensation, as described below. The Mercer consultant who performs these services reports directly to the Committee chair. The company may also retain Mercer and its related entities to perform other services.

The Committee has established guidelines that it considers adequate to ensure that Mercer’s advice to the Committee remains independent, objective and not influenced by the company’s management. These procedures include but are not limited to a direct reporting relationship of the Mercer consultant to the Committee and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the company has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for the company.

At the Committee’s direction, Mercer provided the following services for the Committee during our fiscal year 2008:

•	Evaluated the competitive positioning of company’s named executive officers’ base salaries, and annual incentive and long-term incentive compensation relative to its primary peers and the broader industry;

•	Advised the Committee on Chief Executive Officer and other named executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	Assessed the alignment of company compensation levels relative to performance of company against its primary peers and relative to company’s articulated compensation philosophy;

•	Provided ongoing advice as needed on the company’s annual and long-term incentive plans;

•	Advised the Committee as requested on the performance measures and performance targets for the annual and long-term programs;

•	Evaluated the impact of company’s equity programs on annual share use, run rate and total dilution, and advised the Committee on a recommended maximum share limit for use for fiscal year 2008;

•	Evaluated independent Board of Director compensation versus the competitive market; and

•	Assisted with the preparation of the Compensation Discussion and Analysis for this Proxy Statement.

All of the decisions with respect to determining the amount or form of executive and director compensation under the company’s executive and director compensation programs are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by Mercer.

Fiscal Year 2008 Executive Compensation Components

The components of executive compensation consist of annual base salary, performance-based annual cash bonus, and service and performance-based equity awards.

As a general matter, the Committee sets base salaries at between the 50th and 75th percentile, but sets target total compensation (including performance-based annual cash bonus and equity awards) at greater than the 75th percentile relative to the Compensation Peer Group. However, the Committee does not impose a strict or uniform percentile band to determine base salaries or any other specific element of compensation for our executives for any given fiscal year. In addition, the equity awards are weighted heavily toward performance-based vesting (as opposed to service-based vesting). Typically, more than 50 percent of the value of equity awards depends on achievement of performance objectives determined by the Committee. The Committee believes this weighting, and specifically providing our executives a potential to achieve total compensation greater than the 75th percentile upon the maximum achievement of performance objectives, is consistent with the Committee’s overall “pay-for-performance” philosophy and alignment of compensation incentives with corporate objectives targeted to increase overall shareholder value. Accordingly, actual total compensation is typically below the target and below the targeted 75th percentile of actual total compensation relative to the Compensation Peer Group (in many cases, significantly).

Annual Base Salary

The Committee annually reviews each executive’s base salary, making an objective assessment of individual and corporate performance, level of responsibility, experience, breadth of knowledge, current performance, and the competitive marketplace for comparable executive talent.

Based on the Compensation Peer Group Data, for fiscal year 2008 base salaries for our executives were at the following market levels: Dr. Schwartz, our CEO and President, was below the 25th percentile, Mr. Sicuro, our SVP and Chief Financial Officer, Ms. LuPriore, our SVP of Automated Solutions, and Mr. Debenham, our General Counsel and Secretary, were all within 10 percent below the 50th percentile, and Mr. Leitzke, our SVP of Global Operations was at the 75th percentile.

Specifically, annual base salary for each executive was as follows for our fiscal year 2008: Dr. Schwartz, $450,000; Mr. Sicuro, $310,000; Ms. LuPriore, $305,000, Mr. Leitzke, $285,000 and Mr. Debenham, $250,000.

The Committee set fiscal year 2008 base salaries for each executive based on its assessment of the executive’s continuing performance and changes in the executive’s responsibilities, as well as the Committee’s intention to maintain competitive compensation for each executive. The Committee also noted the company’s improved financial performance in fiscal year 2007 compared to previous years, including sustaining significantly increased revenue compared to previous years, improved balance sheet and EBITDA performance and progress in achieving greater integration of our significant operations in Japan (following the company’s acquisition in 2006 of the remaining equity of Asyst Technologies Japan, Inc., our joint-venture in Japan with Shinko Electric Co., Ltd.).

Performance-Based Annual Cash Bonus

We pay performance-based annual cash compensation to our executives under our general executive bonus plan. In determining the amount of any annual cash bonus paid to our executives, we place great emphasis on rewarding achievement against annual performance goals (both individual and corporate) that are directly linked to corporate initiatives and maximization of shareholder value. The Committee annually reviews target and maximum annual cash bonus compensation levels for our executives as a percentage of their base salary. We have designed our general executive bonus plan so that our executives may earn higher than median annual cash bonus compensation for above-target performance and lower than median annual cash bonus compensation for below-target performance (as determined by Compensation Peer Group Data, which is generally equivalent to the amount an executive could receive under our general executive bonus plan if he or she achieves 100 percent of his or her goals and the company achieves 100 percent of corporate objectives). Consistent with our pay-for-performance philosophy, where the company fails to meet minimum performance targets, an executive may not receive an annual cash bonus for a given year (regardless of that executive’s achievement of individual objectives).

For example, we did not pay annual cash bonuses to our executives for our fiscal years 2004 and 2005 under our general executive bonus plan (and only a reduced pay-out for our fiscal years 2006 and 2008) due to company performance below targeted objectives. In addition, to be eligible and deemed to have earned a cash bonus under our general executive bonus plan, the executive must also be employed in good standing as of the dates the Committee determines the bonus payment and the payment is actually made by the company.

The Committee approves corporate and individual executive performance targets at the beginning of each fiscal year. These performance goals vary by executive, and are typically weighted with relation to the particular business unit or function for which the executive has responsibility. Where practical, the Committee uses quantitative goals that both challenge performance and have a significant impact on the improvement of a business unit or our overall performance. The Committee also generally weights achievement of financial performance goals more heavily. However, in any particular year the Committee may give significant weight to a specific initiative that will promote our strategic objectives for that year (or position us to achieve a strategic objective over the long-term).

For example, as discussed below, the Committee determined that certain New Product Development initiatives were significant during our fiscal year 2008 to positioning the company for long-term strategic growth and profitability. Accordingly, for our fiscal year 2008 executive bonus plan, the Committee determined as part of the corporate objectives to give equal and independent weight to achievement of financial targets as well as product development initiatives.

The Committee then reviews and approves annually each executive’s achievement of his performance goals, based on an initial assessment provided by the Chief Executive Officer and the Committee’s own assessment. The Committee independently assesses the performance of our Chief Executive Officer against his performance goals established for the fiscal year.

Under our executive bonus plan for our fiscal year 2008, the Committee determined annual cash bonus targets for each executive, based on a percentage of the executive’s base salary. In May 2007, the Committee set the target bonus for Dr. Schwartz at 125 percent of his base salary, and at 75 percent of base salary for each of our other executives. This placed the fiscal year 2008 total target annual base and incentive bonus compensation for each of our executives between the 50th and 75th percentile based on the Compensation Peer Group data (except for Mr. Leitzke and Mr. Debenham, whose total target annual base and incentive bonus compensation was greater than the 75th percentile).

The actual bonus paid to our executives for fiscal year 2008 was determined based on a combination of achievement of targeted corporate (70 percent) and individual executive (30 percent) performance objectives. The Committee used the following formula to determine annual cash bonuses to our executives for our fiscal year 2008:

Annual Base Salary X Target Bonus% X Performance Achievement

Where

Performance Achievement = (70% × corporate achievement) + (30% × individual achievement)

For fiscal year 2008, the Committee set the corporate performance objective based on our ability to increase our earnings per share above $0.50 (on a non-GAAP basis) and to demonstrate significant progress toward developing and releasing a new generation of product solutions relating to our new conveyor, DirectLoadtm, VAOtm software and Gen 8 Flat Panel Display product offerings, as well as to develop new service offerings to our existing customers. The Committee deemed these New Product Development initiatives to be significant to the company’s long-term strategic success and market positioning. Achievement under either corporate performance objective — Earnings Per Share or New Product Development — was a separate and independent basis to fund and determine the actual cash bonuses to our executives for our fiscal year 2008.

We reported non-GAAP earnings per share of $0.04 for our fiscal year 2008, which was below minimum levels the Committee established for this corporate objective. Our non-GAAP earnings measure excluded charges management considered to be outside our core operating results, as more fully described and reconciled in our previous quarterly press releases announcing the financial results (which we also furnished on Forms 8-K). However, the Committee determined that the company demonstrated significant progress against identified corporate objectives for New Product Development — specifically, our successful conveyor and DirectLoad product releases, achieving a strategic customer commitment relating to our Gen 8 Flat Panel Display product, and obtaining significant initial commitments and bookings from one of our strategic customers in Japan relating to our VAO software and new service offerings during fiscal year 2008.

Based on our achievement during the year against of New Product Development objectives, the Committee determined that we achieved 55 percent of our overall corporate performance objectives.

The Committee determined individual objectives for our fiscal year 2008 based on corporate initiatives and objectives specific to the executive’s individual responsibilities. For our fiscal year 2008, the Committee determined that our Chief Executive Officer achieved 69 percent of his individual performance objectives, and the other executive achieved between 74 and 105 percent of individual performance objectives for the year (for an average of 96.5 percent).

As noted above, the Committee retains the ability to exercise discretion to adjust specific benefits under our executive compensation programs where necessary to ensure that actual benefits are appropriately aligned with company objectives. In this regard, the Committee identified specific areas of effective operating controls and project management relating to certain large projects in Japan and Taiwan, where the company’s financial and operating performance during our fiscal year 2008 fell short of our operating objectives (separate from the corporate and individual objectives established for our executive bonus plan), and exercised its discretion to reduce by 20 percent the actual bonuses to be paid to our top operating executives for our fiscal year 2008. This included a 20 percent reduction in the bonus payment to our Chief Executive Officer for our fiscal year 2008.

The table below provides a comparison for each executive of the actual bonus payment, the bonus formula amount prior to the operating performance reduction discussed above, and the respective initial target bonus for our fiscal year 2008 (with such respective initial target bonus shown assuming 100 percent achievement of corporate objectives and 100 percent of individual objectives). The indicated actual bonus payments were approved in May 2008 and made to the executives in July 2008.

		FY 2008
		Bonus Formula
	FY 2008	Amount	FY 2008
	Target Bonus	Prior to	Actual Bonus
Executive	Payment	Reduction	Payment

Stephen S. Schwartz	$562,500	$280,603	$224,483
Chief Executive Officer, President
Michael A. Sicuro	$236,250	$131,887	$105,509
SVP, Chief Financial Officer
Paula C. LuPriore	$228,750	$127,700	$102,160
EVP, Chief Operating Officer
Thomas R. Leitzke	$213,750	$115,799	$92,639
SVP, Global Operations
Steve Debenham	$187,500	$104,672	$104,672
VP, General Counsel & Secretary

Based on the actual incentive bonuses determined by the Committee, the fiscal year 2008 total actual annual base and incentive bonus compensation for our executives was as follows (based on the Compensation Peer Group Data):

			FY 2008	Percentile
	FY 2008	FY 2008	Actual	Relative
	Actual Base	Actual Bonus	Base + Bonus	to PEER
Executive	Salary	Payment	Payment	Group Data

Stephen S. Schwartz	$436,538	$224,483	$661,021	Below 25th
Chief Executive Officer, President
Michael A. Sicuro	$310,961	$105,509	$416,470	25th - 50th
SVP, Chief Financial Officer
Paula C. LuPriore	$291,058	$102,160	$393,218	Below 25th
EVP, Chief Operating Officer
Thomas R. Leitzke	$279,615	$92,639	$372,254	50th - 75th
SVP, Global Operations
Steve Debenham	$247,308	$104,672	$351,980	50th - 75th
VP, General Counsel & Secretary

Annual Equity Awards

Equity awards are designed to provide at-risk incentive compensation to align our executives’ financial interests with those of our shareholders, as well as to encourage ownership of our Common Stock, support achievement of corporate short and long-term financial objectives, and provide competitive equity reward opportunities.

The Committee utilizes our 2003 Equity Incentive Plan (the “2003 Plan”) as the primary vehicle for providing long-term incentive compensation to our executives. The 2003 Plan provides for both incentive and nonstatutory stock options and stock awards. There is a limited term typically of six years from the date of grant in which recipients can exercise stock options. At the end of the option term the right to purchase any unexercised options expires. Option holders generally forfeit any unvested option if their employment with us terminates. However, optionees typically will have a limited time following termination of their employment to exercise vested options, depending on the terms outlined in the award agreement. For details relating to the 2003 Plan, refer to “Proposal 2 — Approval of Amendment to 2003 Equity Incentive Plan,” above.

The Committee annually approves equity awards for our executives, typically in the first quarter of each fiscal year to be able to reflect the company’s determination of its near-term and strategic operating objectives and initiatives as part of our annual operating planning process for that fiscal year. Historically, equity has been awarded to our executives in the form of stock and stock options. However, over the prior three fiscal years the Committee has moved toward greater use of stock instead of stock options. In December 2006, the Committee determined as a matter of policy to rely principally on awards of restricted stock or stock units as long-term equity incentive compensation for our employees (including our executives), and to award stock options on an exceptions basis. The Committee utilizes a combination of service-based as well as performance-based vesting for stock awards to our executives. Service-based stock awards typically vest over three years, in equal installments on each of the first three anniversaries of the award date. Performance-based awards to our executives vest upon the achievement of one or more identified performance goals. Beginning for our fiscal year 2008, performance-based stock awards for our executives also included a service-based “hold” requirement to encourage executive stock ownership and long-term retention.

The Committee also reviews the company’s overall stock award activity against peer companies. For example, the annual stock compensation expense we recognized for our fiscal year 2007 (the last completed fiscal year for which peer company data is available) was 1.2 percent of our revenue for the same period, which placed below the 25th percentile of peer companies.

The Committee determines equity awards for each executive based on a target potential value to the executive in the event all service-based vesting occurs under the award and eighty percent of the vesting occurs under performance-based awards. The target potential value is determined as a percentage of the executive’s annual base salary for the fiscal year. For the fiscal year 2008 awards, the Committee set the target potential equity value for each executive using the following approximate percentages of the executive’s annual base salary for the year: Dr. Schwartz, 250 percent; each other executive, 95 percent.

However, for the fiscal year 2008 awards the Committee determined to provide our executives the opportunity to increase the maximum potential value for each executive by an additional 40 percent above the target level upon achievement of “stretch” performance objectives that the Committee determined were significant to the company’s near-term strategic objectives.

The performance objectives necessary for vesting under the performance-based equity awards to our executives for fiscal year 2008 involve corporate objectives tied to targeted (a) company profitability (on a non-GAAP basis) to be achieved over our fiscal years 2008 through 2010, and (b) revenue and operating targets (including margin performance) relating to strategic product development, placement and customer penetration to be achieved over our fiscal years 2008 through 2011. Actual shares earned will range from 0 percent to 100 percent of the theoretical maximum, with approximately 62.5 of the performance-based shares being earned for “target” performance and 100 percent being earned for “stretch” performance (which stretch objectives represent a significantly greater degree of difficulty over the “target” objectives, and will depend upon the company’s ability to deliver operating performance and growth well in excess of recent trends). In the event the performance objectives are met, any shares that vest will nonetheless be subject to a mandatory deferral for three years following the award date. The Committee determined that this three-year hold period would promote stock ownership and provide an additional retention incentive for our executives.

The total equity awards the Committee approved to each of our executives for our fiscal year 2008 were weighted such that more than 60 percent of the target potential value to the executive depends on the achievement of “target” performance objectives (with achievement of “stretch” performance objectives weighting the maximum potential value at more than 75 percent performance-based).

The Committee used $7.00 per share to calculate the target and maximum potential value under the respective awards (which approximated the trading price per share of the company’s Common Stock as of the Committee’s determination and approval of these awards). As noted above, the Committee assesses service-based stock awards at face value, and performance-based stock awards at 80 percent of the face value to account for uncertainty of goal attainment.

Given the significant weighting toward performance-based stock awards, more than 62 percent of the target total cash and equity compensation for our Chief Executive Officer in fiscal year 2008 was “at risk” and more than 48 percent was similarly “at risk” for each of our other executives.

The table below provides a comparison of service and performance-based equity awards for our executives for fiscal year 2008. The performance-based equity awards are shown both as the number of total shares available on achievement of target objectives, and the number of additional shares available on achievement of “stretch” objectives. A description of vesting terms is set forth in notes 3 and 4 to the “Grants of Plan-Based Awards” table, below.

		FY 2008	FY 2008
		Total	Additional
	FY 2008	Performance-Based	Performance-Based
	Total Service-Based	Shares at ‘‘Target”	Shares at “Stretch”
Executive	Shares (Shs.)	Perf. (Shs.)	Perf. (Shs.)

Stephen S. Schwartz	49,179	95,464	57,278
Chief Executive Officer, President
Michael A. Sicuro	15,300	29,700	17,820
SVP, Chief Financial Officer
Paula C. LuPriore	14,814	28,758	17,254
EVP, Chief Operating Officer
Thomas R. Leitzke	13,843	26,872	16,122
SVP, Global Operations
Steve Debenham	12,143	23,572	14,142
VP, General Counsel & Secretary

The Committee believes that the objectives used to determine vesting under performance-based equity awards are achievable but, nonetheless, involve considerable risk and uncertainty. For example, in May 2007 and May 2008 the Committee determined that the company failed to meet certain performance objectives relating to appreciation in our market capitalization that the Committee established under equity awards approved in May 2005 and May 2006, respectively; consequently, 80,952 shares otherwise eligible to vest under those awards to our executives were cancelled. These cancellations included 43,524 shares otherwise available to our Chief Executive Officer under such equity awards.

Fiscal Year 2009 Executive Compensation Components

For fiscal year 2009 compensation decisions (and the benchmarking data identified below) the Committee adjusted the Compensation Peer Group used for fiscal year 2008 compensation decisions. The Compensation Peer Group specifically comprised the following companies for our fiscal year 2009 compensation decisions:

Applied Materials, Inc.	CREE, Inc.	MKS Instruments, Inc.
ATMI, Inc.	Cymer, Inc.	Novellus Systems, Inc.
Axcelis Technologies, Inc.	Entegris, Inc.	Semitool, Inc.
Brooks Automation, Inc.	Lam Research Corp.	Varian Semiconductor
COHU, Inc.	Mattson Technology, Inc.	Veeco Instruments Inc.

The Committee determined for fiscal year 2009 to add specific companies to the prior year’s Compensation Peer Group — CREE, Inc., Lam Research Corporation, Novellus Systems, Inc. and Semitool, Inc. — and to drop specific companies — LTX Corp., Mindspeed Technologies, Inc., and OSI Systems, Inc. — in order for the Compensation Peer Group and Compensation Peer Group Data to reflect more properly the companies against whom we compete both in our industry sector and for executive talent.

In May 2008, management recommended that the Committee not adjust the base salaries or target cash bonuses for our fiscal year 2009 for each of our executives, including our Chief Executive Officer. Management determined that a freeze in executive base salaries was appropriate given the current continuing slow-down in business activity affecting our company, and our company’s initiative specifically to reduce our Sales, General & Administrative expenses. The Committee accepted management’s recommendation.

Generally, fiscal year 2009 base salaries for our executives were within 10 percent below market median levels (determined as the 50th percentile), based on the Compensation Peer Group Data. However, the base salaries for Thomas Leitzke, Senior Vice President, Global Operations, was at the 75th percentile. The base salary for Dr. Schwartz, our Chief Executive Officer, was below the 25th percentile for our fiscal year 2009.

Specifically, annual base salary for each executive remained as follows for our fiscal year 2009: Dr. Schwartz, $450,000; Mr. Sicuro, $310,000; Ms. LuPriore, $305,000, Mr. Leitzke, $285,000 and Mr. Debenham, $250,000.

Performance-Based Annual Cash Bonus

Under our general executive bonus plan for our fiscal year 2009, the Committee maintained target bonuses at 125 percent of base salary for Dr. Schwartz, and at 75 percent of base salary for each of our other executives. As in the past, the Committee has discretion to award to individual executives more or less than the target bonus amount, based on the Committee’s assessment of performance against identified corporate and individual objectives; however, no individual may receive more than 200 percent of the target bonus amount. For fiscal year 2009, the Committee set targeted corporate performance objectives based on a combination of (a) sustained growth in our non-GAAP earnings per share, and (b) strategic product development, placement and penetration. Corporate achievement under either independent measure will result in funding our general executive bonus plan (as was the case for our fiscal year 2008 plan). However, for our fiscal year 2009 the Committee determined to emphasize strategic product penetration with key customers (as opposed to product development objectives for our fiscal year 2008), in alignment with the next phase of our strategic operating objectives.

As was the case under our fiscal year 2008 executive bonus plan, achievement under either corporate performance objective — Earnings Per Share or New Product Penetration — is a separate and independent basis to fund and determine the actual cash bonuses to our executives for our fiscal year 2009. However, the Committee determined to adjust the relative weighting of corporate and individual performance achievement, to give equal weight to achievement of targeted corporate (50 percent) and individual executive (50 percent) performance objectives when determining the actual bonus to be paid to our executives (as opposed to a relative weighting of 70 percent targeted corporate achievement and 30 percent targeted individual achievement under the fiscal year 2008 plan). Accordingly, the Committee expects to use the following formula to determine annual cash bonuses to our executives for our fiscal year 2009:

Annual Base Salary X Target Bonus% X Performance Achievement

Where

Performance Achievement = (50% × corporate achievement) + (50% × individual achievement)

The Committee believes that equal weighting for corporate and individual achievement allows the Committee to incentivize and recognize greater individual achievement amongst its executives, which is consistent with the Committee’s overall “pay-for-performance” philosophy. Individual objectives for our fiscal year 2009 include personal and organizational objectives — including margin performance, operating improvements and cost initiatives specific to the executive’s respective area of responsibility.

This placed the fiscal year 2009 total target annual base and incentive bonus compensation for our executives between the 50th and 75th percentile based on the Compensation Peer Group data (except for Mr. Leitzke, whose total target annual base and incentive bonus compensation is at the 75th percentile, and Mr. Debenham, whose total target annual base and incentive bonus compensation is greater than the 75th percentile).

The Committee believes the objectives necessary to achieve target bonus payments to the executives are very difficult and would require significant achievement of corporate and individual objectives. As was the case in fiscal year 2008, there is substantial uncertainty of actual bonus payments at any of the targeted levels. During the three prior fiscal years, the company’s achievement of corporate objectives ranged from 45 to 100 percent, indicating the difficulty and uncertainty of achievement for any given fiscal year.

Annual Equity Awards

As was the case for fiscal year 2008 awards, the Committee determined equity awards for each executive for our fiscal year 2009 as a target potential total value based on a percentage of the executive’s annual base salary (assuming all service-based and 80 percent of performance-based vesting occurs under the award). The Committee set a target potential value for each executive using the following approximate percentages of the executives’ annual base salary for the year: Dr. Schwartz, 170 percent; each other executive, 75 percent. However, for the fiscal year 2009 awards the Committee determined to increase the maximum potential value for each executive by an additional 60 percent upon the achievement of “stretch” performance objectives that the Committee determined were significant to the company’s near-term strategic objectives.

The performance objectives necessary for vesting under the performance-based equity awards to our executives for fiscal year 2009 involve corporate objectives tied to targeted (a) company profitability (on a non-GAAP basis) to be achieved over our fiscal years 2009 through 2011, and (b) revenue and margin performance relating to strategic product development, placement and penetration to be achieved over our fiscal years 2009 through 2012. Actual shares earned will range from 0 percent to 100 percent of the theoretical maximum, with approximately 62.5 of the performance-based shares being earned for “target” performance and 100 percent being earned for “stretch” performance (which stretch objectives represent a significantly greater degree of difficulty over the “target” objectives, and will depend upon the company’s ability to deliver operating performance and growth well in excess of recent trends). In the event the performance triggers are met, any shares that vest will nonetheless be subject to a mandatory deferral for three years following the award date. In the event the company terminates an executive’s employment at any time for any reason (other than for “cause,” which shall include, when committed in the course of one’s employment duties or functions, fraud, willful misconduct, gross negligence or breach of or failure to perform a material obligation or duty to or policy or term of employment of the company) any shares subject to the “hold” that have otherwise vested as of the earlier employment termination date shall be immediately accelerated and issued to the executive. However, in the event prior to the expiration of the hold period the company terminates an executive for cause, or the executive voluntarily terminates his or her employment, any shares that have otherwise vested under the award shall be deemed forfeited. The Committee determined that this three-year hold period would promote stock ownership and provide an additional retention incentive for our executives.

The total equity awards the Committee approved to each of our executives for our fiscal year 2009 were weighted such that more than 60 percent of the target potential value to the executive depends on the achievement of “target” performance objectives (with achievement of “stretch” performance objectives weighting the maximum potential value at more than 80 percent performance-based). This compares to a weighting of equity awards approved to each of our executives for our fiscal year 2008 such that more than 60 percent of the potential value to the executive depends on the achievement of “target” performance objectives and 75 percent depends on the achievement of “stretch” performance objectives. The Committee used $5.00 per share to calculate the target and maximum potential value under the respective awards.

Chief Executive Officer Compensation

The Committee assesses and determines the compensation for our Chief Executive Officer using the same criteria as for the other executives. In May 2007, the Committee set Dr. Schwartz’s annual base salary at $450,000 and set an annual target incentive cash bonus of 125 percent of his annual base salary for our fiscal year 2008. In May 2007, the Committee approved a stock award to Dr. Schwartz for our fiscal year 2008 totaling 201,921 shares of our Common Stock (based on a target potential value equal to 250 percent of his annual base salary). Of these, 24 percent of the maximum potential value of the award (49,179 shares) is service-based, and 76 percent (152,742 shares) of the maximum potential value depends on achievement of specific performance objectives. The performance bonus of $224,483 that Dr. Schwartz received for our fiscal year 2008 reflected the Committee’s determination that the company achieved 55 percent of corporate objectives and Dr. Schwartz achieved 69 percent of individual objectives. As discussed above, this performance bonus reflects a 20 percent reduction imposed by the Committee on Dr. Schwartz and other executives based on specific areas where the company’s financial and operating performance during our fiscal year 2008 fell short of our operating objectives (separate from the corporate and individual objectives established for our executive bonus plan).

When determining Dr. Schwartz’s compensation, including base salary, target bonus and equity awards, the Committee typically considers Dr. Schwartz’s individual performance, skills and responsibilities, as well as our overall performance. With respect to setting Dr. Schwartz’s base salary for fiscal year 2008, the Committee noted sustained revenue growth and bookings, overall profitability, and development and integration of a global operating structure following our successful acquisition of the remaining equity of our Japan joint venture, and successful integration of our organizations and operating structures. The Committee also considered Dr. Schwartz’s particular ability to continue to develop and lead our business strategy and long-term strategic initiatives that will continue to enhance shareholder value. The Committee also considered Compensation Peer Group Data for the relevant periods for presidents and chief executive officers of skill, experience and responsibilities comparable to Dr. Schwartz. With respect to setting Dr. Schwartz’s base salary for fiscal year 2009, the Committee accepted that management’s recommendation that all executive base salaries not be adjusted from fiscal year 2008 levels, given the current continuing slow down in business activity affecting our company, and our company’s initiative specifically to reduce our Sales, General & Administrative expenses.

The Committee periodically reviews all components of Dr. Schwartz’s compensation — including annual base salary, performance-based annual cash bonus and the realized and unrealized values of his stock and option awards — and believes it has reasonably tied Dr. Schwartz’s incentive cash and equity compensation directly to the company’s achievement of near and long-term objectives that are significant to our success. The Committee also periodically reviews the potential value of compensation and benefits Dr. Schwartz would receive in the event of a termination of his employment (whether voluntary, involuntary or upon occurrence of a change of control).

The following table summarizes certain dollar values from the tables that follow this discussion concerning (a) the compensation and benefits provided to Dr. Schwartz for our fiscal year 2008, and (b) the value of compensation and benefits he would receive in the event of a termination of his employment as of March 31, 2008 (whether voluntary, involuntary or upon occurrence of a change in control).

		Value of Compensation and Benefits in the Event of
	Fiscal Year 2008	Termination of Employment as of March 31, 2008
	Total Compensation	Voluntary	Involuntary	Termination upon Occurrence
Stephen S. Schwartz	and Benefits	Termination	Termination	of a Change in Control

Annual Base Salary	$436,538	—	$900,000	$900,000
Performance-Based Cash Bonus	$224,483	—	$1,355,489	$1,355,489
Stock Option Grants	$97,125	—	$—	$—
Stock Awards	$388,739	—	$623,126	$1,157,723
Benefits/Other	$24,710	—	$21,042	$21,042
Total:	$1,171,595	$0	$2,899,657	$3,434,254

As noted below under “Employment Agreements,” Dr. Schwartz would be entitled to specified compensation or benefits upon involuntary termination of his employment (other than for cause), including where such termination occurs under certain circumstances upon the occurrence of a change in control. Dr. Schwartz would not be entitled to specified compensation or benefits upon voluntary termination of his employment or termination by the company for cause.

For further details, including explanatory footnotes, refer to the discussions below regarding Dr. Schwartz under “Summary Compensation Table,” “Employment, Severance and Change of Control Agreements,” and “Potential Payments upon Termination or Change of Control.”

Other Equity Programs

Our executives are also eligible to participate in our Employee Stock Purchase Plan, on the same terms and conditions as other employees. Under this plan, our executives may use payroll deductions to purchase our Common Stock at specified semi-annual purchase dates, at a discount to the market price on such dates. The number of shares that may be purchased during any year is capped by applicable laws and the terms of the plan.

Other Benefits

Our executives may also participate in our Executive Deferred Compensation Plan, which we adopted in 2004 (but which has not been submitted for approval by our shareholders). For further details regarding these agreements, refer to “Nonqualified Deferred Compensation,” below.

Our executives may also participate in our Long-Term Incentive Compensation Plan (“LTIP”), which was adopted in 1998 and approved by our shareholders. Our LTIP will expire on the date that is five years after the final award of units but no later than March 31, 2013. No current executives participate in the plan; we do not currently anticipate renewing that plan in its current form.

We did not award additional benefits or compensation to our executives for our fiscal year 2008. However, as company employees, they were and remain eligible to participate in company benefit programs available to all our employees (such as group medical, life and disability insurance, matching programs under the company’s tax-qualified 401(k) Plan, time-based service awards, employee stock purchase plan programs (discussed above), and programs to encourage the development of proprietary and patentable intellectual property). Under the 401(k) Plan, our company may make a discretionary matching contribution of up to 50 percent of an employee’s salary contribution (capped at six percent of an employee’s contribution during any pay period, and three percent of an employee’s annual base salary and incentive cash bonus). Benefits, eligibility and participation for our executives were subject to the same terms and conditions as for all other company employees. The company’s 401(k) matching contributions to our executives are shown in the “All Other Contribution” column in the Summary Compensation Table, below.

Change In Control Agreements

Each of our executives has entered agreements with the company providing certain compensation and benefits in the event the executive’s employment is terminated by Asyst without cause, or the executive resigns for good reason as defined in the agreement, within the two-year period following a change in control of our company. The compensation and benefits may include the executive’s base salary, annual or discretionary bonus, unused vacation, unreimbursed business expenses, deferred compensation, and other compensation and benefits accrued or earned through the date of termination of his employment. In addition, the executive may also receive under the agreement: (a) compensation equal to two times the sum of (x) the executive’s annual base salary and (y) the average of the executive’s annual bonuses paid for the three years prior to such termination; (b) continuing coverage for two years under life, disability, accident and health benefit programs covering senior executives; and (c) immediate accelerated vesting of any unvested stock options and stock awards (whether service or performance-based vesting), with up to 12 months following termination of the executive’s employment to exercise stock options (and, in addition in the case of Dr. Schwartz, 24 months following termination of his employment to exercise certain options covering 375,000 shares).

We believe these agreements are reasonable and appropriate to ensure long-term retention of our key employees. For further details regarding these agreements, refer to “Employment, Severance and Change of Control Agreements,” and “Potential Payments upon Termination or Change of Control,” below.

Employment Agreements

All of our executives are employees “at will,” and not for a fixed term. For further details regarding the terms of any employment commitments and related severance or change of control agreements, refer to “Employment, Severance and Change of Control Agreements,” below.

In December 2007, the company entered an agreement providing for certain terms governing Dr. Schwartz’s employment, and benefits Dr. Schwartz could receive in the event of his termination without cause (including following a change in control of our company). For further details regarding this agreement, refer to “Employment, Severance and Change of Control Agreements,” and “Potential Payments upon Termination or Change of Control.” The Committee determined to reimburse Dr. Schwartz the amount of $15,735 for legal fees Dr. Schwartz personally incurred in conjunction with the negotiation and preparation of that employment agreement (which reimbursement amount is reflected as “Benefits/Other” in the table, above). The company did not provide any additional payments or “gross up” benefits to Dr. Schwartz in this regard.

Nonqualified Deferred Compensation

Asyst maintains a non-qualified deferred compensation plan, the Asyst Technologies, Inc. Executive Deferred Compensation Plan (the “EDCP”), which allows our eligible employees (including our executives) to defer until a future date portions of the employee’s base salary or annual cash bonus. In particular, the EDCP Plan allows high-compensated employees (including executives) to defer for tax purposes a greater amount of compensation than permitted under a tax-qualified plan, such as our 401(k) Plan.

The Committee periodically evaluates the EDCP for competitiveness in the marketplace; however, our executives do not currently participate in the EDCP Plan to a significant degree, and the Committee does not typically take into account benefits available to our executives under the EDCP Plan when reviewing and determining an executive’s total compensation for any particular year.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to executives covered by this law is not deductible by the company unless the compensation qualifies under an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. Compensation paid under our general executive cash bonus plan currently does not qualify for the exception for performance-based compensation. In addition, our executives continue to receive stock awards that provide for time-based vesting, and previously received performance-based stock awards without shareholder-approved performance conditions, which would be subject to the Section 162(m) deduction limitation. However, we believe that compensation attributed to the vesting of performance-based equity awards would qualify for an exception to the deductibility limit to the extent such awards are consistent with the performance-based vesting criteria approved by our shareholders in December 2006, in conjunction with amendments to our 2003 Equity Incentive Plan. In addition, we believe that such performance-based equity awards would also qualify for an exception to the deductibility limit to the extent shareholder approval of the relevant performance-based vesting criteria is obtained prior to vesting of shares under such awards. We intend to continue to evaluate the effects of the Code and any Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. Our objective is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Section 280G and related sections of the Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the company or its successor could lose a deduction on the amounts subject to the additional tax. We have not provided any executive officer with a commitment to gross-up or reimburse other tax amounts that the executive might pay pursuant to Section 280G of the Code.

Section 409A of the Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, the company intends, where practicable, to structure incentive compensation and equity awards in a manner to comply with the applicable Section 409A requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the company’s management. Based on the review and discussions, the Compensation Committee recommended to the company’s Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee

Anthony E. Santelli, Chair
Stanley Grubel
Walter W. Wilson

SUMMARY COMPENSATION TABLE

The following table summarizes compensation information for our named executive officers for our fiscal years ended March 31, 2008 and March 31, 2007.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name & Principal Position	Year	($)	($)	($)(1)(2)	($)(1)	($)	($)	($)		($)

Stephen S. Schwartz	2008	436,538	—	388,739	97,125	224,483	—	24,710	(5)	1,171,595
Chair, Chief Executive Officer, President	2007	395,192	—	334,747	492,243	515,000	—	7,500	(6)	1,744,682
Michael A. Sicuro	2008	310,961	—	278,233	143,338	105,509	—	1,156	(7)	839,197
Senior Vice President, Chief Financial Officer(3)	2007	48,462	125,000 (4)	20,987	12,160	37,500	—	—		244,109
Paula C. LuPriore	2008	291,058	—	295,988	136,791	102,160	—	10,997	(8)	836,994
Executive Vice President, Chief Operating Officer	2007	270,192	—	289,353	237,741	237,188	—	12,711	(9)	1,047,185
Thomas R. Leitzke	2008	279,615	—	227,301	130,416	92,693	—	200,970	(10)	930,995
Senior Vice President, Global Operations	2007	257,308	—	168,880	192,656	228,563	—	5,835	(11)	853,242
Steve Debenham	2008	247,308	—	204,513	112,293	104,672	—	4,049	(12)	672,935
Vice President, General Counsel & Secretary	2007	237,118	—	69,380	366,331	177,060	—	4,006	(13)	853,242

(1)	These dollar amounts reflect the compensation expenses (disregarding any estimate of forfeitures related to service-based vesting) we recognized for fiscal year 2007 and for fiscal year 2008 for financial statement reporting purposes in accordance with FAS 123R for stock awards made to the named executive officers in or before fiscal year 2007 and fiscal year 2008, respectively. Therefore, these amounts do not represent payments actually received by the officers. The assumptions used to calculate the value of the awards are set forth in Note 16 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended March 31, 2008, filed on June 12, 2008.

(2)	These dollar amounts include the compensation expenses we recognized for fiscal years 2007 and 2008 for:

•	The following shares under performance-based stock awards granted in May 2005, which shares were subsequently cancelled upon the determination of the Compensation Committee of our Board of Directors that the performance objective had not been achieved: Dr. Schwartz, 10,000 shares; Ms. LuPriore, 3,750 shares; Mr. Leitzke, 3,750 shares; and Mr. Debenham, 2,500 shares.

•	The following shares under performance-based stock awards granted in May 2006, which shares were subsequently cancelled upon the determination of the Compensation Committee of our Board of Directors that the performance objective had not been achieved: Dr. Schwartz, 33,524 shares; Ms. LuPriore, 10,476 shares; Mr. Leitzke, 10,096 shares; and Mr. Debenham, 6,858 shares.

(3)	On August 1, 2008, Mr. Sicuro informed our Board that he is resigning from his positions as Senior Vice President and Chief Financial Officer.

(4)	Consists of a retention payment at commencement of Mr. Sicuro’s employment, which lump sum amount is re-payable to the company pro rata in the event Mr. Sicuro terminates his employment for any reason (or the company terminates Mr. Sicuro’s employment for cause) at any time prior to the third anniversary of commencement of his employment. Under the terms of the employment agreement, Mr. Sicuro is required to re-pay a pro rata portion of that lump-sum payment as of the termination of his employment.

(5)	“All Other Compensation” of $24,710 includes: $7,500 company matching contributions under our 401(k) defined contribution plan; $1,475 in group term life insurance premiums paid; and $15,735 in legal fees incurred by Dr. Schwartz and reimbursed by the company in connection with the negotiation and preparation of an Employment Agreement entered with Dr. Schwartz in December 2007.

(6)	Consists of company matching contributions under our 401(k) defined contribution plan.

(7)	Consists of group term life insurance premiums paid.

(8)	“All Other Compensation” of $10,997 includes: $8,002 company matching contributions under our 401(k) defined contribution plan; $1,495 in group term life insurance premiums paid; and $1,500 cash award for five (5) years of service with Asyst.

(9)	“All Other Compensation” of $12,711 includes: $7,422 company matching contributions under our 401(k) defined contribution plan; and $5,289 cash payout of accrued but unused vacation benefits (which benefits were in excess of maximum benefit accruals permitted under our paid vacation accrual program).

(10)	“All Other Compensation” of $200,970 includes: $8,140 company matching contributions under our 401(k) defined contribution plan; $2,620 in group term life insurance premiums paid; and $118,370 for overseas living expenses, a $26,500 bonus for accepting an overseas assignment, and other individual items, all related to Mr. Leitzke’s assignment to work in Japan.

(11)	“All Other Compensation” of $5,835 includes: $2,397 group term life insurance premiums paid and $3,438 company matching contributions under our 401(k) defined contribution plan.

(12)	“All Other Compensation” of $4,049 includes: $799 group term life insurance premiums paid and $3,250 company matching contributions under our 401(k) defined contribution plan.

(13)	“All Other Compensation” of $4,006 includes: $569 group term life insurance premiums paid; $3,438 company matching contributions under our 401(k) defined contribution plan; and $200 reimbursement for health club dues.

GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2008

The following table shows all plan-based awards that Asyst granted to the named executive officers during fiscal year 2008. These awards are also reported in the Outstanding Equity Awards table.

							All Other	All Other
							Stock	Option		Grant
			Estimated		Estimated		Awards:	Awards:	Exercise or	Date Fair
			Future Payouts		Future Payouts		Number of	Number of	Base	Value of
			Under Non-Equity		Under Equity		Shares of	Securities	Price of	Stock and
		Committee	Incentive Plan		Incentive Plan		Stock or	Underlying	Option	Option
	Grant	Action	Awards(1)		Awards		Units	Options	Awards	Awards
	Date	Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)(2)

Stephen S. Schwartz			562,500	1,125,000				—	—
Time-based(3)	5/31/2007	5/16/2007					49,179			353,105
Performance-based(4)	5/31/2007	5/16/2007			47,732	76,371				548,344
Performance-based(4)	5/31/2007	5/16/2007			47,732	76,371				548,344
Michael A. Sicuro(5)			236,250	472,500				—	—
Time-based(3)	5/31/2007	5/16/2007					15,300			109,854
Performance-based(4)	5/31/2007	5/16/2007			14,850	23,760				170,597
Performance-based(4)	5/31/2007	5/16/2007			14,850	23,760				170,597
Paula C. LuPriore			228,750	457,500
Time-based(3)	5/31/2007	5/16/2007					14,814			106,365
Performance-based(4)	5/31/2007	5/16/2007			14,379	23,006				165,183
Performance-based(4)	5/31/2007	5/16/2007			14,379	23,006				165,183
Thomas R. Leitzke			213,750	427,500				—	—
Time-based(3)	5/31/2007	5/16/2007					13,843			99,393
Performance-based(4)	5/31/2007	5/16/2007			13,436	21,497				154,348
Performance-based(4)	5/31/2007	5/16/2007			13,436	21,497				154,348
Steve Debenham			187,500	375,000				—	—
Time-based(3)	5/31/2007	5/16/2007					12,143			87,187
Performance-based(4)	5/31/2007	5/16/2007			11,786	18,857				135,393
Performance-based(4)	5/31/2007	5/16/2007			11,786	18,857				135,393

(1)	Amounts shown are the targeted and maximum cash incentive compensation award potential for each named executive officer under the executive bonus plan for our fiscal year 2008, as described above in “Executive Compensation — Compensation Discussion and Analysis — Fiscal Year 2008 Executive Compensation Components.” There are no threshold payout amounts. Actual amounts earned by the named executive officers for fiscal year 2008 are reported, above, in the Summary Compensation Table, under the column entitled

“Non-Equity Incentive Plan Compensation,” and are also discussed above in the Compensation Discussion and Analysis.

(2)	The Grant Date Fair Value for service-based stock awards shown in this column is the product of the number of shares of Common Stock subject to the award, multiplied by the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted for the Grant Date on the NASDAQ Global Market. The Grant Date Fair Value for performance-based stock awards shown in this column was determined in the same manner. No deduction was assumed to reflect potential forfeiture due to termination of employment, the uncertainty of achievement of the performance measure, or the eventual vesting of shares subject to the service-based or performance-based stock awards or option grants.

(3)	One-third of the shares subject to this restricted stock unit award will vest on each of May 31, 2008, May 31, 2009 and May 31, 2010, assuming the recipient’s continuous employment with the company as of each vesting date.

(4)	These awards are performance rights to receive the indicated shares in the event the company achieves certain net income, revenue, margin and other operating targets established by the Board of Directors. Actual shares earned will range from 0% to 100% pursuant to a designated formula, with 31.25% of the indicated shares being earned for baseline performance; 62.5% for target performance; and 100% for “stretch” performance. Any stock earned will be subject to a mandatory deferral of issuance and distribution until May 31, 2010 (regardless of the earlier date on which they vest). Vesting of shares will be subject to the recipient’s continuous employment with the company. The target number of shares shown is approximately 62.5% of the maximum number of shares subject to the awards represented above (service and performance-based). In the event the company terminates an executive’s employment at any time for any reason (other than for “cause,” which shall include, when committed in the course of one’s employment duties or functions, fraud, willful misconduct, gross negligence or breach of or failure to perform a material obligation or duty to or policy or term of employment of the company) any shares subject to the “hold” that have otherwise vested as of the earlier employment termination date shall be immediately accelerated and issued to the executive. However, in the event prior to the expiration of the hold period the company terminates an executive for cause, or the executive voluntarily terminates his or her employment, any shares that have otherwise vested under the award shall be deemed forfeited. There are no threshold payout amounts under the awards.

(5)	On August 1, 2008, Mr. Sicuro informed our Board that he is resigning from his positions as Senior Vice President and Chief Financial Officer.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

The company entered an employment agreement with Dr. Schwartz in December 2007 providing for certain terms governing Dr. Schwartz’s employment, and benefits Dr. Schwartz could receive in the event of his termination (including following a change in control of our company).

Under the Employment Agreement, Dr. Schwartz will be entitled to certain compensation and benefits in the event his employment is terminated by Asyst without cause, upon his death or determination of disability, or if he resigns for good reason as defined in the agreement, at any time during its term. Additional benefits available to Dr. Schwartz under the Employment Agreement in the context of a change in control of our company are described below. Cause is generally defined by reference to events of criminal, willful or grossly negligent misconduct. Good Reason is generally defined to mean, without Dr. Schwartz’s prior written consent: removal from his position as our Chief Executive, assignment of duties incompatible with that position, failure to maintain the current position and its reporting relationship, or a substantial diminution in the nature of authority or responsibilities; reduction in then-current base salary or in the bonus or incentive compensation opportunities or benefits coverage, except pursuant to an across-the-board reduction similarly affecting all senior executives of Asyst; or termination of Dr. Schwartz’s employment, for any reason other than cause, death, disability or voluntary termination; relocation of the executive’s principal place of business to a location more than 30 miles from the location at the date of the agreement; or Asyst’s failure to pay Dr. Schwartz any material amounts otherwise vested and due him hereunder or under any plan, program or policy of Asyst. Dr. Schwartz would not be entitled to specified compensation or benefits upon voluntary termination of his employment.

The Employment Agreement currently will terminate on March 31, 2010; however, the company’s failure to offer to extend the term of the Employment Agreement shall constitute termination of Dr. Schwartz’s employment without cause.

The compensation and benefits to Dr. Schwartz upon such termination include his annual base salary, annual or discretionary bonus, unused vacation, unreimbursed business expenses, deferred compensation, and other compensation and benefits accrued or earned through the date of termination of his employment. In addition, Dr. Schwartz also receives under the agreement: (a) compensation equaling his annual bonus for the fiscal year in which the termination occurs, pro rated through the date of termination (and assuming 100 percent achievement of both individual and corporate performance targets and objectives for purposes of calculation); (b) compensation equal to two times the sum of (x) Dr. Schwartz’s annual base salary and (y) the average of Dr. Schwartz’s annual bonuses actually paid during the three years prior to such termination; (c) continuing coverage for two years under life, disability, accident and health benefit programs then in-effect for Dr. Schwartz; and (d) immediate accelerated vesting of any unvested service-based options and stock awards, with up to 12 months following termination of Dr. Schwartz’s employment to exercise stock options. In the event such termination occurs within the two-year period following a change in control of our company, the Employment Agreement also provides that Dr. Schwartz will additionally receive immediate accelerated vesting of any unvested performance-based options and stock awards, with up to 12 months following termination of Dr. Schwartz’s employment to exercise stock options. Under the Employment Agreement, Dr. Schwartz agrees to certain restrictions on his ability to compete with our company and/or solicit our employees, and to provide continuing services to the company as a consultant for the 12-month period following his termination.

The specific events constituting a change in control under the Employment Agreement are described below, under “Potential Payments upon Termination or Change in Control.”

Under the Employment Agreement, our Board of Directors has agreed to use its best efforts to cause Dr. Schwartz’ election and re-election during the term of the Employment Agreement as a member of the Board and as its Chair. However, Dr. Schwartz’s failure to be elected, or re-elected to our Board or as its Chair, will not constitute Good Reason under the Employment Agreement or entitle Dr. Schwartz to specific compensation or benefits.

Asyst entered into an employment agreement in January 2007 with Mr. Sicuro under which he is employed on an at-will basis at an annual base salary of $300,000 and, as discussed below, is eligible to receive certain equity awards in conjunction with his continuing employment. Mr. Sicuro was also eligible to participate in Asyst’s annual bonus plan for the fiscal year ending March 31, 2008 with a target bonus of 75 percent of his annual base salary. Mr. Sicuro also received a lump-sum payment of $125,000; provided, however, that if his employment is terminated under specified circumstances at any time during the first three years of his employment, he will be obligated to return a proportionate amount of that sum to Asyst less amounts previously withheld for taxes. Under the employment agreement, Asyst agreed to award Mr. Sicuro (i) an option to purchase 150,000 shares of its Common Stock and (ii) 105,000 shares of restricted Common Stock. The option and shares vest over a three-year period. If our company terminates Mr. Sicuro’s employment other than for cause, as defined pursuant to the agreement, during the first three years of Mr. Sicuro’s employment, he will be entitled to an additional 12 months of vesting under these awards. Pursuant to the employment agreement, Mr. Sicuro was also offered an indemnification agreement comparable to that currently in-effect for Asyst’s other officers, and a change in control agreement described below. In May 2007, the Compensation Committee set Mr. Sicuro’s base salary at $315,000 and target bonus at 75 percent of base salary. In May 2008, the Committee determined to continue Mr. Sicuro’s base salary and target bonus at then-current levels without adjustment.

Mr. Sicuro is included in this Employment, Severance, and Change in Control Agreements section in light of his position as Senior Vice President and Chief Financial Officer during fiscal year 2008. However, on August 1, 2008, Mr. Sicuro informed our Board that he is resigning from those positions and, following a brief transition, he will no longer be affiliated with Asyst.

In October 2002, we entered into an at-will employment letter agreement with Ms. LuPriore to join Asyst as its Vice President & General Manager for Connectivity Solutions. Under the terms of the agreement, Ms. LuPriore receives an annual base salary and an annual management target bonus (depending upon company and individual performance objectives achieved). The agreement also provided that Ms. LuPriore would receive a guaranteed bonus of not less than $70,000 during each of her first three (3) years of employment. The agreement also provided for an option award to Ms. LuPriore to purchase 50,000 shares of our Common Stock — 1/42 of which award vests and becomes exercisable per month, commencing as of the seventh month following the date of commencement of his employment — and a further option to purchase 40,000 shares of Common Stock to be awarded in the ensuing Fiscal Year 2004. Ms. LuPriore also received relocation and transition assistance under the terms of her employment agreement. Ms. LuPriore is also eligible under the agreement to participate in all employee welfare and benefit plans normally offered to other senior executives of Asyst. Ms. LuPriore was also offered an indemnification agreement comparable to that currently in-effect for Asyst’s other officers, and a change in control agreement described below. In January 2007, Ms. LuPriore was designated our Senior Vice President, Automated Solutions Group. In May 2007, the Compensation Committee set Ms. LuPriore’s base salary at $305,000 and target bonus at 75 percent of base salary. In May 2008, the Committee determined to continue Ms. LuPriore’s base salary and target bonus at then-current levels without adjustment. In August 2008, our Board appointed Ms. LuPriore as Executive Vice President and Chief Operating Officer.

In June 2004, we entered into an at-will employment letter agreement with Mr. Leitzke to join Asyst as its Vice President, Manufacturing Operations. Under the terms of the agreement, Mr. Leitzke receives an annual base salary and an annual management target bonus (depending upon company and individual performance objectives achieved). The agreement also provided for an option award to Mr. Leitzke to purchase 50,000 shares of our Common Stock — one-third of which award vested and became exercisable on each of the first three anniversaries of the grant date. Mr. Leitzke is also eligible under the agreement to participate in all employee welfare and benefit plans normally offered to other senior executives of Asyst. Mr. Leitzke was also offered an indemnification agreement comparable to that currently in-effect for Asyst’s other officers, and a change in control agreement described below. In January, 2007, Mr. Leitzke was designated our Senior Vice President, Global Operations. In May 2007, the Compensation Committee set Mr. Leitzke’s base salary at $285,000 and target bonus at 75 percent of base salary. In May 2008, the Committee determined to continue Mr. Leitzke’s base salary and target bonus at then-current levels without adjustment.

In August 2003, we entered into an at-will employment letter agreement with Mr. Debenham to join Asyst as its Vice President, General Counsel and Secretary. Under the terms of the agreement, Mr. Debenham receives an annual base salary and an annual management target bonus (depending upon company and individual performance objectives achieved). The agreement also provided for an option award to Mr. Debenham to purchase 100,000 shares of our Common Stock — 1/42 of which award vests and becomes exercisable per month, commencing as of the seventh month following the date of commencement of his employment. Mr. Debenham is also eligible under the agreement to participate in all employee welfare and benefit plans normally offered to other senior executives of Asyst. Mr. Debenham was also offered an indemnification agreement comparable to that currently in-effect for Asyst’s other officers, and a change in control agreement described below. In May 2007, the Compensation Committee set Mr. Debenham’s base salary at $250,000 and target bonus at 75 percent of base salary. In May 2008, the Committee determined to continue Mr. Debenham’s base salary and target bonus at then-current levels without adjustment.

Please refer to “Compensation Discussion and Analysis,” above, for a discussion of the achievement of the named executive officers of performance targets under the company’s incentive compensation programs during our fiscal year 2008.

We have also entered into change of control agreements with our named executive officers, discussed below under “Potential Payments upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2008

The following table shows all outstanding equity awards held by the named executive officers as of March 31, 2008 (the end of fiscal year 2008):

Option Awards	Stock Awards
Equity
Incentive
Plan
Awards:
Equity	Equity	Market or
Incentive	Incentive	Payout
Plan	Plan	Value of
Awards:	Market	Awards:	Unearned
Number of	Number of	Number of	Number of	Value of	Number of	Shares,
Securities	Securities	Securities	Shares or	Shares or	Unearned	Units or
Underlying	Underlying	Underlying	Units of	Units of	Shares, Units or	Other
Unexercised	Unexercised	Unexercised	Option	Stock	Stock	Other Rights	Rights
Options	Options	Unearned	Exercise	Option	That Have	That Have	That Have	That Have
(#)	(#)	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)(1)

Stephen S. Schwartz	18,358	19.0625	1/24/2011	6,666	(2)	23,331	20,000	(3)	70,000
206,642	19.0625	1/24/2011	10,000	(2)	35,000	33,524	(4)	117,334
150,000	19.0625	1/23/2011	33,524	(5)	117,334	25,143	(6)	88,001
75,000	9.81	9/17/2011	49,179	(7)	172,127	76,371	(8)	267,299
30,000	5.05	4/1/2013	76,371	(8)	267,299
100,000	8.44	3/25/2014
33,334	16,666	(9)	3.95	5/16/2011
125,000	5.05	4/1/2013
125,000	5.05	4/1/2013
37,500	14.91	4/11/2012
37,500	15.75	4/11/2012
50,000	(10)	3.95	5/16/2011
Michael A. Sicuro	50,000	100,000	(11)	—	7.06	2/28/2013	70,000	(12)	245,000	23,760	(8)	83,160
15,300	(7)	53,550	23,760	(8)	83,160
Paula C. LuPriore	50,000	6.12	11/7/2012	2,500	(2)	8,750	7,500	(3)	26,250
1,500	5.98	2/7/2013	20,000	(13)	70,000	10,476	(4)	36,666
15,000	3.75	4/11/2013	10,476	(5)	36,666	7,857	(6)	27,500
25,000	5.05	3/8/2014	14,814	(7)	51,849	23,006	(8)	80,521
15,000	10.11	5/28/2014	23,006	(8)	80,521
13,334	6,666	(9)	3.95	5/16/2011
50,000	25,000	(14)	—	9.57	2/15/2012
Thomas R. Leitzke	50,000	4.56	8/31/2010	2,500	(2)	8,750	7,500	(3)	26,250
1,000	4.75	8/20/2010	13,333	(13)	46,666	10,095	(4)	35,333
13,334	6,666	(9)	3.95	5/16/2011	10,095	(5)	35,333	7,571	(6)	26,499
40,000	20,000	(14)	9.57	2/15/2012	13,843	(7)	48,451	21,497	(8)	75,240
21,497	(8)	75,240
Steve Debenham	29,520	13.55	9/26/2013	1,666	(2)	5,831	5,000	(3)	17,500
70,480	13.55	9/26/2013	4,166	(2)	14,581	6,857	(4)	24,000
50,000	8.44	3/25/2014	6,857	(5)	24,000	5,143	(6)	18,001
6,667	3,333	(9)	3.95	5/16/2011	33,333	(15)	116,666	18,857	(8)	66,000
25,000	4.13	5/27/2011	12,143	(7)	42,501	18,857	(8)	66,000

(1)	This value is based on the closing price of our Common Stock on the Nasdaq Global Market on March 31, 2008, which was $3.50 per share, multiplied by the number of shares indicated. No deduction was assumed to reflect potential forfeiture due to termination of employment, the uncertainty of achievement of the performance measure or the eventual vesting of shares subject to the service-based or performance-based stock awards.

(2)	These restricted shares were awarded on May 16, 2005. They will vest on May 16, 2008.

(3)	These restricted shares were awarded on May 16, 2005. 0 percent, 50 percent, or 100 percent of these shares will vest, depending on the appreciation in Asyst’s market capitalization as of May 16, 2008, relative to an identified group of semiconductor capital equipment companies considered to be comparable to Asyst. However, since the fiscal year-end, (i) the Compensation Committee of our Board of Directors canceled 50 percent of these shares upon a determination that the performance objective necessary for full vesting had not been fully met, and (ii) the remaining 50 percent of those shares vested because that performance objective had been partially met.

(4)	These restricted stock units were awarded on May 22, 2006. One-half of these units vest on each of May 15, 2008 and May 22, 2009, as follows: (a) 100 percent of the units eligible to vest on any such date shall vest if during the period from the award date through such date Asyst’s market capitalization has appreciated relative to the top one-third of an identified group of semiconductor capital equipment companies considered to be comparable to Asyst, (b) 50 percent of the units eligible to vest on any such date shall vest if during the period from the award date through such date that market capitalization has appreciated relative to the middle one-third of that group, and (c) none of the units eligible to vest on such date shall vest if during the period from the award date through such date that market capitalization has appreciated relative to the remainder of that group. The measurement of comparable market capitalizations is to be made for the period April 1, 2006 through the March 31 preceding each vest date. However, since the fiscal year-end, the Compensation Committee of our Board of Directors cancelled the one-half of these units which otherwise would have vested on May 15, 2008, upon a determination that the performance measure necessary for vesting had not been met.

(5)	These restricted stock units were awarded on May 22, 2006. One-half of these units will vest on each of May 15, 2008 and May 22, 2009.

(6)	These restricted stock units were awarded on May 22, 2006. These units will vest on or after the first anniversary of the grant date, and no later than the third anniversary of the grant date, if at any time after the grant date and before that third anniversary the market price of our Common Stock equal or exceeds $15.00 per share for at least ten consecutive trading days.

(7)	These restricted stock units were awarded on May 31, 2007. One-third of these units vest on each of May 31, 2008, May 31, 2009, and May 31, 2010.

(8)	These awards are performance rights to receive the indicated shares in the event the company achieves certain net income, revenue, margin and other operating targets established by the Board of Directors. Actual shares earned will range from 0% to 100% pursuant to a designated formula, with 31.25% of the indicated shares being earned for baseline performance; 62.5% for target performance; and 100% for “stretch” performance. Any stock earned will be subject to a mandatory deferral of issuance and distribution until May 31, 2010 (regardless of the earlier date on which they vest). Vesting of shares will be subject to the recipient’s continuous employment with the company.

(9)	The option to purchase these shares was granted on May 16, 2005. This option will become exercisable on May 16, 2008.

(10)	The option to purchase these shares was granted on May 16, 2005. This option will become exercisable on the date that the closing price of our Common Stock equals or exceeds $15.00 per share for each of ten consecutive trading days.

(11)	The option to purchase these shares was granted on February 28, 2007. Under the terms of the award, this option was to become exercisable with respect to (i) one-half of these shares on February 28, 2009, and (iii) the remaining one-half of these shares on February 28, 2010. However, on August 1, 2008, Mr. Sicuro informed our Board that he is resigning from Asyst, and this option will be canceled upon the termination of Mr. Sicuro’s employment.

(12)	These restricted shares were awarded on February 28, 2007. Under the terms of the award, one-half of these shares were to vest on each of February 28, 2009 and February 28, 2010. However, on August 1, 2008, Mr. Sicuro informed our Board that he is resigning from Asyst, and these restricted shares will be canceled upon the termination of Mr. Sicuro’s employment.

(13)	These restricted shares were awarded on April 3, 2006. These shares will vest on April 3, 2009.

(14)	The option to purchase these shares was granted on February 15, 2006. This option will become exercisable on February 15, 2009.

(15)	These restricted stock units were awarded on February 28, 2007. One-half of these units will vest on February 28, 2009 and the other half will vest on February 28, 2010.

OPTION EXERCISES AND STOCK VESTED — FISCAL YEAR 2008

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by each named executive officer in fiscal year 2008.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares
	Acquired on	Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Stephen S. Schwartz	—	—	33,429	224,455
Michael A. Sicuro(3)	—	—	35,000	130,900
Paula C. LuPriore	—	—	27,738	121,372
Thomas R. Leitzke	—	—	20,881	99,202
Steve Debenham	—	—	25,930	125,053

(1)	Value realized on exercise is shown as the difference between the market price of our Common Stock at the date of exercise less the exercise price per share exercised, multiplied by the number of shares exercised (whether any securities were sold).

(2)	Value realized on vesting is shown as the market price of our Common Stock at the vesting date, multiplied by the number of shares vesting (whether any securities were sold).

(3)	Michael A. Sicuro served as Asyst’s Senior Vice President and Chief Financial Officer for all fiscal year 2008. However, on August 1, 2008, Mr. Sicuro informed our Board that he is resigning from his positions as Senior Vice President and Chief Financial Officer.

NONQUALIFIED DEFERRED COMPENSATION

Under Asyst’s Executive Deferred Compensation Plan, certain Asyst directors and key executives are eligible to defer receipt of (i) up to 75 percent of their director fees or base salary and (ii) up to 100 percent of their bonuses and commissions.

Asyst deposits all deferral amounts into a trust established with a third-party trustee to hold the assets of the plan. Benefits under the plan represent an unfunded, unsecured promise by Asyst to pay those benefits when due and, if Asyst were to become insolvent, participants would have no greater right to the trust assets than general creditors. Plan assets in the trust remain the property of Asyst until made available to participants, and those assets can only be used to pay benefits under the plan, pay Asyst’s general creditors, and pay the expenses of administering the plan and the trust.

Participants’ deferrals are fully vested at all times, and participants are allowed to direct investment of their plan accounts in investment alternatives selected by the plan administrator. Each account is valued as of the last day of each calendar quarter, and incremental earnings or losses are then allocated to that account.

If a participant retires from Asyst, distributions from the plan must begin no later than earlier of (i) January of the year the participant reaches age 70 or (ii) the tenth January after that retirement. In the event of a participant’s death or termination of service with Asyst, distributions from the plan must begin as soon as administratively feasible. Under certain circumstances, distributions may also be made to the participant while he or she is still in service with Asyst.

The following table contains information related to the listed individuals’ accounts in the plan.

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in		Withdrawals/	Balance at
	Last FY	Last FY	Last FY		Distributions	Last FY-End
Name	($)	($)	($)		($)	($)

Stephen S. Schwartz	—	—	—		—	—
Michael A. Sicuro(1)	—	—	—		—	—
Paula C. LuPriore	—	—	—		—	—
Thomas R. Leitzke	116,396	0	(11,031	)(2)	0	105,365
Steve Debenham	—	—	—		—	—

(1)	On August 1, 2008, Mr. Sicuro informed our Board that he is resigning from his positions as Senior Vice President and Chief Financial Officer.
(2)	This amount represents an annual return of approximately -9.05 percent on the amount then-invested in Mr. Leitzke’s account.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into an Employment Agreement with Dr. Schwartz in December 2007 and Change in Control Agreements with each of our other named executive officers in February 2008. The Employment Agreement with Dr. Schwartz and Change in Control Agreements with each of our other named executive officers replaced and superseded then-existing agreements providing certain compensation and benefits to each of our named executive officers in the event his or her employment is terminated following a change in control of our company. The benefits available to Dr. Schwartz under the Employment Agreement in the event his employment is terminated by Asyst without cause, upon his death or determination of disability, or if he resigns for good reason as defined in the agreement, are described above under “Employment, Severance and Change in Control Agreements.”

Michael A. Sicuro is included in this Potential Payments upon Termination or Change in Control section in light of his positions as Senior Vice President and Chief Financial Officer during fiscal year 2008. However, on August 1, 2008, Mr. Sicuro informed our Board that he is resigning from these positions and, following a brief transition, will no longer be affiliated with Asyst.

Terms of Our Change in Control Agreement with Each of Our Named Executive Officers

Under each agreement, the named executive officers (including Dr. Schwartz, under the Employment Agreement) will be entitled to certain compensation and benefits in the event his or her employment is terminated by Asyst without cause or the officer resigns for good reason as defined in the agreement, within the two-year period following a change in control of our company.

Cause and Good Reason with respect to Dr. Schwartz’s Employment Agreement are identified above. With respect to the other named executive officers, Cause is generally defined in their respective change in control agreements by reference to events of criminal, willful or grossly negligent misconduct. Good reason is generally defined to mean, without the executive’s prior written consent: assignment of duties incompatible with the current position, failure to maintain the current position and its reporting relationship, or a substantial diminution in the nature of authority or responsibilities; reduction in then-current base salary or in the bonus or incentive compensation opportunities or benefits coverage, except pursuant to an across-the-board reduction similarly affecting all senior executives of Asyst; termination of the executive’s employment, for any reason other than cause, death, disability or voluntary termination, within two years following a change in control; within two years following a change in control, relocation of the executive’s principal place of business to a location more than 30 miles from the location at the date of the agreement; or Asyst’s failure to pay the executive any material amounts otherwise vested and due him hereunder or under any plan, program or policy of Asyst.

A change in control, within the meaning of the agreements, can include (a) acquisition by a group or individuals of 30 percent or more of Asyst’s Common Stock or voting securities, (b) change in composition of a majority of our Board within a rolling two-year period (other than by retirement or voluntary termination), or (c) a liquidation or dissolution of Asyst or a merger, consolidation, transfer or sale of all or substantially all of Asyst’s assets.

The compensation and benefits include the executive’s annual base salary, annual or discretionary bonus, unused vacation, unreimbursed business expenses, deferred compensation, and other compensation and benefits accrued or earned through the date of termination of the executive’s employment. In addition, the executive also receives under the agreement: (a) compensation equaling the executive’s annual bonus for the fiscal year in which the termination occurs, pro rated through the date of termination (and assuming 100 percent achievement of both individual and corporate performance targets and objectives for purposes of calculation); (b) compensation equal to two times the sum of (x) the executive’s annual base salary and (y) the average of the executive’s annual bonuses actually paid during the three years prior to such termination; (c) continuing coverage for two years under life, disability, accident and health benefit programs covering senior executives; and (d) immediate accelerated vesting of any unvested options and stock awards, with up to 12 months following termination of the executive’s employment to exercise stock options.

Each agreement remains in effect for two years after it is entered into (provided a change in control has not occurred within that two-year period, in which case the agreement remains in effect for the two-year period following the change in control). In the case of all agreements, there are certain additional provisions relating to Section 409A of the Code, including an extended exercise period that will not exceed the later of (x) the 15th day of the 3rd month following the date at which, or (y) December 31 of the calendar year in which, the right to exercise such option would have otherwise expired; provided that in no event will that exercise period extend beyond the date that is one year after the termination of employment, and any payment that is “nonqualified deferred compensation” subject to Section 409A of the Code will be delayed for six months following termination of employment.

In the event of an acquisition of Asyst or certain other corporate transactions, as defined in our 2003 Plan or 1993 Employee Stock Option Plan, any surviving or acquiring corporation may assume or continue awards outstanding under the plans or may substitute similar awards (which would then be subject to the terms and conditions described above regarding acceleration of vesting in the event of a change in control of the Company). If any surviving or acquiring corporation does not assume or continue such awards, or substitute similar awards, then with respect to awards held by participants whose service with Asyst or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full, and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

The following table shows for each current named executive officer the value of the compensation and benefits he or she would receive in the event of a termination without cause or resignation for good reason (provided such termination or resignation occurs within 24 months following a change in control that occurs during the term of the agreement).

					Assumed
					Realized
				Assumed	Value of
				Realized	Accelerated
	Payment for	Payment for 2X		Value of	Vesting of
	Pro Rata	Annual	24 Months of	Accelerated	Stock
Name	Annual Bonus	Salary/Bonus	Benefits	Options(1)	Awards(1)	Total(2)

Stephen S. Schwartz	$562,500	$1,692,989	$21,042	$0	$1,157,723	$3,434,254
Michael A. Sicuro	$236,250	$773,009	$7,143	$0	$464,870	$1,481,272
Paula C. LuPriore	$228,750	$946,232	$7,831	$0	$418,723	$1,601,536
Thomas R. Leitzke	$213,750	$877,504	$26,731	$0	$424,424	$1,542,409
Steve Debenham	$187,500	$754,488	$12,794	$0	$395,077	$1,349,859

(1)	These are hypothetical realized values that assume a termination or resignation as of March 31, 2008, upon the occurrence of a change in control, in which the price realized per share of our Common Stock is assumed to be the closing market price of our stock as of that date ($3.50 per share on March 31, 2008, the last trading date in fiscal year 2008), less any applicable exercise price, based on the following outstanding options and stock awards unvested and held on that date, assuming full vesting acceleration of such unvested shares:

•	Dr. Schwartz: 66,666 shares underlying stock options having a weighted average exercise price of $3.95, and 330,778 shares under stock awards that would accelerate in the event of a termination without cause or resignation for good reason upon a change of control.

•	Mr. Sicuro: 100,000 shares underlying stock options having a weighted average exercise price of $7.06, and 132,820 shares under stock awards that would accelerate in the event of a termination without cause or resignation for good reason upon a change of control.

•	Ms. LuPriore: 31,666 shares underlying stock options having a weighted average exercise price of $8.39, and 119,635 shares under stock awards that would accelerate in the event of a termination without cause or resignation for good reason upon a change of control.

•	Mr. Leitzke: 26,666 shares underlying stock options having a weighted average exercise price of $8.17, and 107,931 shares under stock awards that would accelerate in the event of a termination without cause or resignation for good reason upon a change of control.

•	Mr. Debenham 3,333 shares underlying stock options having a weighted average exercise price of $3.95, and 112,879 shares under stock awards that would accelerate in the event of a termination without cause or resignation for good reason upon a change of control.

These dollar amounts include the imputed value of shares under performance-based stock awards granted in May 2005 and May 2006 that the Compensation Committee of our Board of Directors cancelled subsequent to March 31, 2008, on its determination that the performance objectives were not achieved: Dr. Schwartz, 26,762 shares; Ms. LuPriore, 8,988 shares; Mr. Leitzke, 8,798 shares; and Mr. Debenham, 5,929 shares.

(2)	The executives are not entitled to receive a “gross up” for any excise taxes due in respect of “excess parachute payments,” if any, as defined under federal tax laws or for other tax consequences. However, due to the manner in which the excess parachute payment excise tax formula may apply, an executive may in some circumstances receive a greater after-tax benefit if the executive’s total parachute payments are decreased by an amount derived from this formula, and the Asyst agreements provide that the total parachute payments may be reduced in that circumstance. The total number above is a pre-tax figure and does not account for the possibility that gross benefits may be reduced in individual circumstances under the formula described in this footnote.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Asyst shareholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise, or until you notify Asyst or your broker that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker directly or direct your written request to: Investor Relations, Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, CA 94538, or contact Investor Relations, Asyst Technologies, Inc., at (510) 661-5000. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Asyst will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents were delivered.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with his or her best judgment, including adjournment (if any) of the meeting.

A copy of our Annual Report to the Securities and Exchange Commission on Forms 10-K and 10-K/A for the fiscal year ended March 31, 2008, including financial statements, financial schedules and list of exhibits, is available without charge upon written request to: Investor Relations, Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, CA 94538.

By Order of the Board of Directors

Steve Debenham
Secretary

August 13, 2008

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS IN ASYST’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our 2008 Annual Meeting of Shareholders.

Directors and Nominees

The directors and nominees who are considered “participants” in our solicitation are Stephen S. Schwartz, Ph.D., Stanley Grubel, Tsuyoshi E. Kawanishi, Robert A. McNamara, Anthony E. Santelli, William Simon, and Walter W. Wilson. Their principal occupations are set forth under the section above titled “Proposal 1 — Election of Directors” of this Proxy Statement. The business address of each of these individuals for this purpose is in care of Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, California 94538.

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with Asyst, and the business address for each person is Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, California 94538.

Name	Principal Occupation

Stephen S. Schwartz, Ph.D.	Chief Executive Officer
Steve Debenham	Vice President, General Counsel and Secretary
John Swenson	Vice President, Investor Relations and Corporate Treasurer

Information Regarding Ownership of Asyst’s Securities by Participants

The shares of our Common Stock beneficially owned or held as of June 30, 2008 by the persons listed above under “Directors and Nominees” and “Officers and Employees,” other than Mr. Swenson, are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” of this Proxy Statement. As of June 30, 2008, Mr. Swenson beneficially owned 99,213 shares of our Common Stock, including 83,742 shares issuable upon exercise of options exercisable within 60 days after June 30, 2008, and 5,976 shares issuable pursuant to restricted stock awards vesting within 60 days after June 30, 2008, under Asyst’s equity compensation plans.

Information Regarding Transactions in Asyst’s Securities by Participants

The following table sets forth all transactions that may be deemed purchases and sales of shares of our Common Stock by the individuals who are considered “participants” between July 7, 2006 and August 6, 2008. Except as described in this Proxy Statement, shares of our Common Stock owned of record by each participant are also beneficially owned by such participant. Unless otherwise indicated, all transactions were in the public market or pursuant to Asyst’s equity compensation plans, and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares (#)	Transaction Type

Stephen S. Schwartz, Ph.D.	4/2/07	(5,959)	(1)
	5/15/07	(5,993)	(1)
	5/31/07	199,921	(2)
	11/2/07	10,000	(3)
	5/15/08	(5,993)	(1)
	5/16/08	(9,534)	(1)
	5/23/08	15,000	(3)
	5/30/08	252,835	(2)
	6/2/08	(6,877)	(1)
Stanley Grubel	1/3/07	9,500	(4)
	1/3/07	(9,500)	(5)
	1/10/07	9,000	(4)
	1/10/07	(9,000)	(5)
	1/17/07	9,500	(4)
	1/17/07	(9,500)	(5)
	4/2/07	15,000	(6)
	4/3/08	15,000	(6)
Tsuyoshi E. Kawanishi	4/2/07	15,000	(6)
	11/2/07	(9,318)	(7)
	4/3/08	15,000	(6)
Robert A. McNamara	4/2/07	15,000	(6)
	4/3/08	15,000	(6)
Anthony E. Santelli	4/2/07	15,000	(6)
	11/14/07	10,000	(3)
	4/3/08	15,000	(6)
William Simon	4/2/07	15,000	(6)
	4/3/08	15,000	(6)
Walter W. Wilson	1/5/07	12,000	(4)
	1/5/07	(12,000)	(5)
	1/12/07	8,000	(4)
	1/12/07	(8,000)	(5)
	4/2/07	15,000	(6)
	4/3/08	15,000	(6)

Name	Date	Number of Shares (#)	Transaction Type

Steve Debenham	7/31/06	2,964	(8)
	1/31/07	2,617	(8)
	2/28/07	50,000	(9)
	4/2/07	(2,387)	(1)
	5/15/07	(1,226)	(1)
	5/31/07	49,857	(2)
	7/31/07	1,429	(8)
	1/31/08	3,715	(8)
	11/2/07	7,000	(3)
	2/28/08	(7,097)	(1)
	5/13/08	6,500	(3)
	5/15/08	(1,226)	(1)
	5/16/08	(2,980)	(1)
	5/30/08	62,429	(2)
John Swenson	2/20/07	(600)	(7)
	5/31/07	29,000	(6)
	8/7/07	1,000	(3)
	8/8/07	200	(3)
	8/8/07	1,000	(3)
	8/9/07	1,000	(3)
	8/10/07	500	(3)
	8/24/07	(1,000)	(7)
	11/5/07	1,000	(3)
	11/8/07	1,000	(3)
	5/30/08	20,000	(6)

(1)	Disposition: shares withheld to satisfy tax withholding obligations in connection with vesting of equity awards

(2)	Acquisition: restricted stock unit grant (including both time- and performance-based awards)

(3)	Acquisition: open market purchase

(4)	Acquisition: option exercise

(5)	Disposition: open market sale of Common Stock (i) pursuant to plan intended to comply with Rule 10b5-1 and (ii) constituting a same-day sale in conjunction with option exercise.

(6)	Acquisition: restricted stock unit grant (time-based)

(7)	Disposition: open market sale of Common Stock

(8)	Acquisition: purchase of Common Stock through employee stock purchase plan

(9)	Acquisition: restricted stock grant (time-based)

Information Regarding Change in Control Severance Plans

See “Executive Compensation — Potential Payments Upon Termination of Change in Control.”

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or this Proxy Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of Asyst or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix A or this Proxy Statement, none of the participants’ associates beneficially owns, directly or indirectly, any of Asyst’s securities. Other than as disclosed in this Appendix A or this Proxy Statement, neither Asyst nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. None of Asyst, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000 (except for employment relationships and compensation arrangements with Asyst that are not required to be disclosed specifically as related person transactions under instructions to SEC Regulation S-K Item 404(a)).

Other than as set forth in this Appendix A or this Proxy Statement, neither Asyst nor any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

APPENDIX B

ASYST TECHNOLOGIES, INC.

2003 EQUITY INCENTIVE PLAN
(As Amended on September 18, 2007)

Initially Adopted on July 22, 2003 and approved by shareholders on September 23, 2003.
Amendment approved by shareholders on September 21, 2004
Amendment approved by shareholders on August 23, 2005
Amendment approved by shareholders on December 14, 2006
Amendment approved by shareholders on September 18, 2007
[Amendment approved by shareholders on          , 200  ]

Termination Date: July 21, 2013

1.	Purposes

(a) Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b) Available Stock Awards.  The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of our Common Stock through the granting of the following Stock Awards:

(i) Incentive Stock Options,

(ii) Nonstatutory Stock Options and

(iii) Restricted Stock Awards.

(c) General Purpose.  The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	Definitions

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(d) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;

(iii) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportion as their Ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(e) “Code” means the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

(f) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c).

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Asyst Technologies, Inc., a California corporation.

(i) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Covered Employee” means any person who is a covered employee within the meaning of Section 162(m)(3) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(o) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company for such service or for service as a member of the Board of Directors of an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p) “Entity” means a corporation, partnership or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Capital Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the market trading day as of the day of determination (or, if such day of determination is not a market trading day, then the last market trading day preceding the day of determination), as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Non-Employee Director” means a Director who either (i) is not currently an employee or officer of the Company or its parent or a subsidiary, does not receive compensation, either directly or indirectly, from the Company or its parent or a subsidiary, for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation”, and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(bb) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(cc) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(dd) “Plan” means this Asyst Technologies, Inc. 2003 Equity Incentive Plan.

(ee) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a) of the Plan.

(ff) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(gg) “Securities Act” means the Securities Act of 1933, as amended.

(hh) “Stock Award” means any right granted under the Plan, including an Option, or a Restricted Stock Award.

(ii) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(jj) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly,

Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(kk) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	Administration

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 12.

(iv) To terminate or suspend the Plan as provided in Section 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. However, grants of Stock Awards to Covered Employees intended to qualify as performance based compensation under Section 162(m) of the Code shall be made only by a Committee (or a subcommittee of a Committee) consisting solely of two or more Outside Directors. The Committee may, but is not required to, grant Stock Awards that are intended to qualify as performance based compensation exempt from the deductibility limitations of Section 162(m) of the Code. In addition, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (c) not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Prohibition on Repricings.  Except as provided in Section 11, the Board may not, without the approval of the Company’s shareholders, amend the option to reduce the exercise price of any outstanding Option under the Plan, (2) cancel any outstanding Option under the Plan and then grant in substitution thereof a new Option or other Stock Award under the Plan covering the same or a different number of shares of Common Stock.

(f) Arbitration.  Any dispute or claim concerning any Stock Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Santa Clara County, California. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

4.	Shares Subject to the Plan

(a) Share Reserve.  Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate six million eight hundred thousand (6,800,000) shares of Common Stock.1

(b) Reversion of Shares to the Share Reserve.  If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares or rights to shares of Common Stock awarded to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company because of or in connection with the failure to meet a contingency or condition required to vest such shares in the Participant, the shares of Common Stock not acquired, such Stock Award or the shares of Common Stock forfeited or repurchased under such Stock Award shall revert to and again become available for issuance under the Plan; provided, however, that subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued as Incentive Stock Options shall be six million eight hundred thousand (6,800,000) shares of Common Stock.1

(c) Source of Shares.  The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	Eligibility

(a) Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted Options covering more than four hundred thousand (400,000) shares of Common Stock during any calendar year. In the case of Stock Awards intended to

1 This figure includes one million (1,000,000) shares originally authorized under the Plan, as adopted on July 22, 2003 and approved by our stockholders on September 23, 2003, an additional nine hundred thousand (900,000) shares authorized by our Board on July 14, 2004 and approved by our stockholders on September 21, 2004, an additional two million (2,000,000) shares authorized by our Board on June 29, 2005 and approved by our stockholders on August 23, 2005, an additional 1,000,000 shares authorized by our Board on November 1, 2006 and approved by our stockholders on December 14, 2006, an additional 1,000,000 shares authorized by our Board on July 23, 2007 and approved by our stockholders on September 18, 2007, and an additional 900,000 shares authorized by our Board on July 28, 2008 and approved by our stockholders on [          , 2008].

comply with Section 162(m) of the Code, no Employee shall be eligible to be granted Restricted Stock Awards in any calendar year that would exceed 400,000 shares and no cash payment will be required as consideration for the grant of Restricted Stock Awards. To the extent required by Section 162(m) of the Code, in applying the foregoing limitation with respect to an Employee, if any Options or Restricted Stock Awards are canceled, the canceled Options or Restricted Stock Awards shall continue to count against the maximum number of shares of Common Stock, or the value thereof if applicable, with respect to which Options or Restricted Stock Awards may be granted to the Employee.

(d) Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.	Option Provisions

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option or Nonstatutory Stock Option shall be exercisable after the expiration of six (6) years from the date on which it was granted.

(b) Exercise Price of an Incentive Stock Option.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option.  The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d) Consideration.  The exercise price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock equal in value to the exercise price based on the Fair Market Value of the shares at the time of exercise, (2) according to a deferred payment or other similar arrangement with the Optionholder or (3) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

(e) Transferability of an Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option.  A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service.  In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Extension of Termination Date.  An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k) Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l) Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	Provisions of Restricted Stock Awards

Each Restricted Stock Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Restricted Stock Award agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award agreements need not be identical, but each Restricted Stock Award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Purchase Price.  At the time of the grant of a Restricted Stock Award, the Board will determine the price to be paid by the Participant for each share subject to the Restricted Stock Award. To the extent required by law, the price to be paid by the Participant for each share of the Restricted Stock Award will not be less than the par value of a share of Company Stock (or such higher amount required by law). A Restricted Stock Award may be awarded as a stock bonus to the extent permissible under applicable law.

(b) Consideration.  The purchase price of Common Stock acquired pursuant to the Restricted Stock Award shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; (iii) at the discretion of the Board, by services rendered or to be rendered to the Company; or (iv) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment and must be made in a form of consideration legal under Delaware Corporation Law.

(c) Vesting.  Shares of Common Stock acquired under the Restricted Stock Award agreement must be subject to a vesting schedule to be determined by the Board. The vesting schedule must:

(i) at a minimum be for three years for shares that vest based on continued service to the Company and for one year for shares that vest based upon the accomplishment of performance criteria (where such performance criteria are determined by the Board, in its discretion),

(ii) except that for Directors who are not employees of the Company or its Subsidiaries on the date of grant of the Restricted Stock Award, the vesting schedule shall be determined by the Board, whether shares or the right to shares vest based on continued service or the accomplishment of performance criteria.

Shares awarded under a Restricted Stock Award agreement must be subject to a share repurchase option in favor of the Company or deferred delivery arrangements, to enable the Company to repurchase or otherwise reacquire shares that do not vest.

(d) Termination of Participant’s Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted

Stock Award agreement. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise provided in the Restricted Stock Award agreement.

(e) Transferability.  Rights to purchase or receive shares of Common Stock granted under the Restricted Stock Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award agreement, as the Board shall determine in its discretion, and so long as Common Stock awarded under the Restricted Stock Award remains subject to the terms of the Restricted Stock Award agreement.

(f) Other Provisions.  Restricted Stock Awards granted pursuant to this Section 7 may consist of (i) an award of shares, or (ii) an award representing a right to receive shares in the future no earlier than when applicable vesting conditions have been satisfied, which rights represent an unfunded and unsecured obligation of Asyst and do not confer any of the rights of shareholder until the shares are issued.

(g) Performance Conditions for Restricted Stock Awards under Section 162(m).  To the extent that the Committee makes Restricted Stock Awards intended to qualify as performance based compensation under Section 162(m) of the Code, the Committee shall base vesting of the Restricted Stock Award on any one or more of the following performance criteria, applied to either the Company as a whole or to a Subsidiary or other business unit, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow (including operating cash flow and free cash flow), (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price or market capitalization performance, (g) return on capital, (h) return on assets or net assets, (i) net sales or revenue, (j) net income, (k) operating results or income, or net operating income, (l) operating profit or net operating profit, (m) operating margins or profit margins, (n) return on operating revenue, (o) return on invested capital, (p) market measures and share, (q) product release schedules, (r) new product innovation, (s) product cost reduction, (t) brand recognition/acceptance, (u) product ship targets, (v) customer satisfaction, (w) working capital targets, or (x) productivity measures and ratios. The Committee may appropriately adjust any evaluation of performance under a performance criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim fees, costs, judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in applicable accounting standards and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. Notwithstanding satisfaction of applicable performance criteria, to the extent specified at the time of grant, the number of shares or other benefits under a Restricted Stock Award otherwise earned on satisfaction of such performance criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(h) Settlement of Restricted Stock Awards with Performance Conditions.  The Committee in its sole discretion may pay Restricted Stock Awards that vest upon achievement of performance criteria listed in sub-paragraph (g) immediately above in the form of shares of Common Stock, or in cash equal to the Fair Market Value of the shares of Common Stock at the date performance is achieved, or a ratable combination of such shares and cash.

8.	Covenants of the Company

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	Use of Proceeds from Stock

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	Miscellaneous

(a) Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights.  Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of a Stock Award Agreement.

(e) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting); (iii) delivering to the Company owned and unencumbered shares of Common Stock; or (iv) using proceeds from the sale of shares of Common Stock issued to the Participant upon exercise of an Option.

11.	Adjustments Upon Changes in Stock

(a) Capitalization Adjustments.  If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b) and the maximum number of securities subject to award to any person pursuant to Section 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to the completion of such dissolution or liquidation, and shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.

(c) Corporate Transaction.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have been not assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), the Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards held by Participants whose Continuous Service has not terminated shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

(d) Change in Control.  A Stock Award held by any Participant whose Continuous Service has not terminated prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

12.	Amendment of the Plan and Stock Awards

(a) Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code.

(b) Stockholder Approval.  The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards.  Except as provided for in Section 3(e) of the Plan, the Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.	Termination or Suspension of the Plan

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.	Effective Date of Plan

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a Restricted Stock Award, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	Choice of Law

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

APPENDIX C

ASYST TECHNOLOGIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors on June 23, 1993
Approved by the Shareholders on September 3, 1993
Amended by the Board of Directors on July 25, 1996
Approved by the Shareholders on September 30, 1996
Revised to reflect stock split on August 1, 1997
Amended by the Board of Directors on July 21, 1998
Approved by the Shareholders on September 16, 1998
Amended by the Board of Directors on May 15, 2001
Approved by the Shareholders on September 14, 2001
Amended by the Board of Directors on July 22, 2003
Approved by the Shareholders on September 23, 2003
Amended by the Board of Directors on November 1, 2006
Approved by the Shareholders on December 14, 2006
[Approved by the Shareholders on          , 200  ]

1.	Purpose

(a) The purpose of the Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Asyst Technologies, Inc., a California corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

(b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.	Administration

(a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

(c) The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.	Shares Subject To The Plan

(a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate three million five hundred thousand (3,500,000) shares of the Company’s common stock (the “Common Stock”). 1( If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

(b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.	Grant Of Rights; Offering

The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.

5.	Eligibility

(a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is at least twenty (20) hours per week and at least five (5) months per calendar year.

(     1 This figure includes 3,000,000 shares authorized under the Plan and approved by our shareholders on December 14, 2006, and an additional 500,000 shares authorized by our Board on July 28, 2008, and approved by our shareholders on [          , 2008].

(b) The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii) the Purchase Period (as defined below) for such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Purchase Period (as defined below) for such Offering, he or she will not receive any right under that Offering.

(c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6.	Rights; Purchase Price

(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding ten percent (10%) of such employee’s Earnings (as defined in Section 7(a)) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the “Purchase Period”). In connection with each Offering made under this Plan, the Board or the Committee shall specify a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering which contains more than one Exercise Date (as defined in the Offering), the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Exercise Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(b) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Exercise Date.

7.	Participation; Withdrawal; Termination

(a) An eligible employee may become a participant in an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings during the Purchase Period. “Earnings” is defined as the total compensation paid to an employee, including all salary, wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company), overtime pay, commissions, bonuses, and other remuneration paid directly to the employee, but excluding profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero), increase or begin such payroll deductions after the beginning of any Purchase Period only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Purchase Period.

(b) At any time during a Purchase Period a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Purchase Period except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

(d) Rights granted under the Plan shall not be transferable, and shall be exercisable only by the person to whom such rights are granted.

8.	Exercise

(a) On each exercise date, as defined in the relevant Offering (an “Exercise Date”), each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after said final Exercise Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Exercise Date of an Offering shall be distributed in full to the participant after such Exercise Date, without interest.

(b) No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). If on an Exercise Date of any Offering hereunder the Plan is not so registered, no rights granted under the Plan or any Offering shall be exercised on said Exercise Date and the Exercise Date shall be delayed until the Plan is subject to such an effective registration statement, except that the Exercise Date shall not be delayed more than two (2) months and the Exercise Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Exercise Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the purchase period (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.	Covenants Of The Company

(a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.	Use Of Proceeds From Stock

Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.	Rights As A Stockholder

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shareholdings acquired upon exercise of rights hereunder are recorded in the books of the Company.

12.	Adjustments Upon Changes In Stock

(a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights.

(b) In the event of:

(1) a dissolution or liquidation of the Company;

(2) a merger or consolidation in which the Company is not the surviving corporation;

(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion (i) any surviving corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated.

13.	Amendment Of The Plan

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the number of shares reserved for rights under the Plan;

(ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”)); or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

(b) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted or except as necessary to comply with any laws or governmental regulation.

14.	Termination Or Suspension Of The Plan

(a) The Board may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom such rights were granted or except as necessary to comply with any laws or governmental regulation.

15.	Effective Date Of Plan

The Plan shall become effective as determined by the Board, but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company.

Asyst Technologies, Inc.	è
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:
1.
Vote by Telephone – Please call toll free in the U.S. or Canada at 1-888-693-8683. Use any touch-tone telephone to transmit your Voting instructions up until 11:59 p.m. Eastern Time on September 15, 2008. Have your proxy card in hand when you call and follow the instructions.

2.
Vote by Internet – Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on September 15, 2008. The site you should visit is www.cesvote.com. Have your proxy card in hand when you access the website and follow the instructions.

3.	Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided.
Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
THANK YOU FOR VOTING
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please mark your votes as in this example:☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR
DIRECTOR LISTED BELOW.
Proposal 1. To elect six (6) directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.
	FOR	WITHHOLD	FOR ALL
1 - Stephen S. Schwartz, Ph.D.	all nominees	AUTHORITY	EXCEPT
2 - Stanley Grubel	at left	to vote for all	nominees written
3 - Robert A. McNamara		nominees at left	below
4 - Anthony E. Santelli

5 - William Simon

6 - Walter W. Wilson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4 BELOW.
Proposal 2.
To approve amending our 2003 Equity Incentive Plan to increase from 5,900,000 shares to 6,800,000 the aggregate number of shares of our common stock authorized for issuance under this plan and available for grant as incentive stock options.

	☐ For	☐ Against	☐ Abstain

Proposal 3.	To approve amending our 1993 Employee Stock Purchase Plan to increase from 3,000,000 to 3,500,000 the aggregate number of shares of our common stock authorized for issuance under this plan.

	☐ For	☐ Against	☐ Abstain

Proposal 4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2009.

	☐ For	☐ Against	☐ Abstain

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership’s name by an authorized person

Date: __________________________________________________, 2008

Share owner sign here: _______________________________________

Title or Authority: ____________________________________________

Co-owner sign here: __________________________________________

ASYST TECHNOLOGIES, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Stephen S. Schwartz, Ph.D., Steve Debenham and John Swenson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of stock of Asyst Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Asyst Technologies, Inc., to be held at 46897 Bayside Parkway, Fremont, California on September 16, 2008, at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3, AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)